UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
_____________________
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1100 CAMPUS ROAD
PRINCETON, NEW JERSEY, 08540
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2022
To the Stockholders of Integra LifeSciences Holdings Corporation:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held as, and for the purposes, set forth below:

TIME	9:00 a.m. local time on Friday, May 13, 2022

PLACE
As part of our precautions regarding the COVID-19 pandemic, to assist in protecting the safety and well-being of our stockholders and employees, this year’s Meeting will be held virtually via the Internet. Stockholders will be able to listen, vote and submit questions regardless of their location via the Internet at www.virtualshareholdermeeting.com/IART2022 by using the 16-digit control number included on your notice regarding the availability of proxy materials, proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. The Meeting will be held for the purposes stated below, all as more fully described in the accompanying Proxy Statement.

ITEMS OF BUSINESS	1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2022.

3.To vote on a non-binding resolution to approve the compensation of our named executive officers.
4.To act upon any other matters properly coming before the Meeting or any adjournment or postponement thereof.

RECORD DATE
Holders of record of the Company’s common stock at the close of business on March 31, 2022 are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.  A list of the stockholders of record will be available for inspection by stockholders on the virtual meeting website during the meeting and will also be available for inspection by any stockholder for any purpose germane to the Meeting for ten days prior to the Meeting during ordinary business hours by contacting Investor Relations by email at ir@integralife.com or by phone at 609-275-0500.

ANNUAL REPORT	The 2021 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

IMPORTANT	Your vote is important. Whether or not you plan to participate in the virtual annual meeting, we encourage you to review the proxy materials and vote as soon as possible. You may vote by proxy over the Internet at www.proxyvote.com by using the instructions provided in the notice or proxy card. Alternatively, as you have received your proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting over the Internet or by written proxy will ensure your representation at the annual meeting regardless of whether you participate virtually. Instructions regarding the two methods of voting are contained in the notice or proxy card. If you participate in the virtual meeting, you may vote during the meeting via the Internet even if you have previously returned your proxy card or voting instruction card or voted by the Internet.

By order of the Board of Directors,

/s/ ERIC Ian SCHWARTZ

Eric Ian Schwartz
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 08, 2022
If you do not vote your shares on the Election of Directors, your brokerage firm may not vote them for you; your shares will remain unvoted.
Therefore, it is very important that you vote your shares for all proposals, including the Election of Directors (Proposal 1), and the non-binding resolution to approve the compensation of our named executive officers (Proposal 3), each of which are viewed as “non-routine” matters for which brokerage firms may not vote for you without your instructions.

i

Audit Committee Report	63

Principal Stockholders	64

Delinquent Section 16(a) Reports	66

Stockholder Proposals	66

Other Matters	67

Appendix A — Reconciliations of Non-GAAP Financial Measures	A-1
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INTEGRA LIFESCIENCES HOLDINGS CORPORATION
1100 CAMPUS ROAD
PRINCETON, NEW JERSEY 08540
____________________
PROXY STATEMENT
____________________
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2022. The proxy statement and annual report to security holders are available on our internet site at
http://investor.integralife.com/financials.cfm
PURPOSE OF MEETING
We are providing this Proxy Statement to holders of our common stock in connection with the solicitation by the Board of Directors (the "Board") of Integra LifeSciences Holdings Corporation (the “Company” or "Integra") of proxies to be voted at the Company’s 2022 Annual Meeting of Stockholders (the “Meeting”) and at any adjournments or postponements thereof. The Meeting will begin at 9:00 a.m. local time on Friday, May 13, 2022 and will be held virtually via the Internet at www.virtualshareholdermeeting.com/IART2022. We are first mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the form of proxy to stockholders of the Company on or about April 08, 2022.
At the Meeting, we will ask the stockholders of the Company to consider and vote upon:
(i)the election of eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”);
(ii)the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2022 (see “Proposal 2. Ratification of Independent Registered Public Accounting Firm”); and
(iii)a non-binding resolution to approve the compensation of our named executive officers (see “Proposal 3. Advisory Vote on Named Executive Officer Compensation”).
We know of no other matters that will be presented for consideration at the Meeting. If any other matters are properly presented at the Meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will have authority to vote on such matters in accordance with their best judgment.
RECORD DATE
As of March 31, 2022, the record date for the Meeting, 83,133,152 shares of our common stock were outstanding. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof.
GENERAL INFORMATION REGARDING VOTING AND REVOCABILITY OF PROXIES
Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote virtually or by proxy on all matters that properly come before the Meeting and any adjournment or postponement thereof. The presence, virtually or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Meeting. Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At our Meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2022 fiscal year (“Proposal 2”).

In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.
If we fail to obtain a quorum for the Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Meeting to obtain additional proxies or votes with respect to such proposal.
The Board of Directors is soliciting the enclosed proxy for use in connection with the Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2, and 3 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.
HOW TO VOTE IN ADVANCE OR AT THE VIRTUAL ANNUAL MEETING
You may vote by proxy in any of the following ways:
•By Internet: If you have internet access you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet, you should not return your proxy card.
•By Mail: You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.
If you vote via the Internet, you may vote at www.proxyvote.com, from anywhere in the world, 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 12, 2022. You may also vote during the Meeting via the internet at www.virtualshareholdermeeting.com/IART2022. You also will be able to submit questions in writing during the Meeting.
You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Meeting or (c) attending the virtual Meeting and voting via the link provided above (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered in a timely manner prior to the Meeting to: Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.
We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $9,500 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of our common stock.
HOW TO PARTICIPATE IN THE VIRTUAL ANNUAL MEETING
Stockholders of record as of the close of business on March 31, 2022, the record date, are entitled to participate in and vote at the Meeting. To participate in the Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the Meeting, you must go to the Meeting website at www.virtualshareholdermeeting.com/IART2022, enter the control number found on your proxy card, and follow the instructions on the website. The Meeting webcast will begin promptly at 9:00 a.m. EDT. Online check-in will begin approximately 15 minutes prior, and we encourage you to allow ample time for check-in. If you experience technical difficulties during the check-in process, or at any time during the Meeting, please call the technical support number which will be available at the website above the day of the Meeting.
2

Integra will endeavor to respond to as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. Rules for the conduct of the Meeting will be available on the Meeting website. A replay of the Meeting will be made publicly available beginning 24 hours after the Meeting at www.virtualshareholdermeeting.com/IART2022 and until the definitive proxy statement for our 2023 annual meeting of Stockholders is filed with the United States Securities and Exchange Commission (“SEC”).
CRITERIA FOR BOARD MEMBERSHIP AND DIRECTOR QUALIFICATIONS
The Nominating and Corporate Governance seeks to construct and maintain a Board consisting of a highly independent, balanced, and diverse set of directors that collectively possess the expertise to ensure effective oversight of management. When considering a candidate for nomination as a director, the Board of Directors and the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal and professional integrity, ethics and values, experience in corporate management and a general understanding of sales, marketing, finance, operations, compliance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, experience as a board member of another publicly held company, academic expertise in an area of the Company’s business, and practical and mature business judgment, including the ability to make independent analytical inquiries. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to new nominees. In addition, for candidates who are currently serving as directors, the Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.
As indicated in “Information Concerning Meetings, Executive Sessions and Director Independence — Nominating and Corporate Governance Committee,” on pages 9-11, a key objective for the Board in composing its membership is to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment, leveraging a diversity of experiences and backgrounds. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity characteristics for this purpose. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate for nomination as a director in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment and drawing on the diversity of its members. The Board of Directors and the Nominating and Corporate Governance Committee consider diversity characteristics broadly, including in terms of viewpoints, backgrounds, experience, skill sets, education and personal attributes including gender and race. In addition, the Board of Directors and the Nominating and Corporate Governance Committee believe that the Company and its stockholders benefit from a Board of Directors that combines the fresh perspectives brought by newer directors with the extensive industry and company-specific knowledge of longer-tenured directors, and consider director tenure when making director nomination decisions.

Consideration of Diversity
As indicated in “Information Concerning Meetings, Executive Sessions and Director Independence — Nominating and Corporate Governance Committee,” on pages 9-11, a key objective for the Board in composing its membership is to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment, leveraging a diversity of experiences and backgrounds. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of diversity characteristics for this purpose, including viewpoints, backgrounds, experience, skill sets, education and personal attributes such as gender and race. Director tenure is also considered during nominee assessment. The Board and the Nominating and Corporate Governance Committee believe that the Company and its stockholders benefit from a Board that combines the fresh perspectives brought by newer directors with the extensive industry and company-specific knowledge of longer-tenured directors.

100% of the membership the directors serving on the Audit, Nominating and Corporate Governance, Compensation, and Finance committees are independent.
Five directors have tenure < 10 years
77% of our directors serve on ≤1 other public company boards

Ms. Germany Ballintyn is not standing for re-election at the 2022 Annual Meeting of Stockholders and will cease to serve as a director at the conclusion of the Annual Meeting.

Board Diversity Matrix

The table below provides certain highlights of the composition of our Board members and nominees as of April 08, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 08, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	3	6	-	-
Demographic Background
African American or Black	1	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	6	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

PROPOSAL 1. ELECTION OF DIRECTORS
2022 Director Nominees
Based on the qualifications described above, the Board of Directors has nominated the following eight persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Jan D. De Witte, Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Barbara B. Hill, Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, and Christian S. Schade, each of whom currently serve as directors of the Company. Rhonda Germany Ballintyn, who has served as a member of the Board since January 2019, is not standing for re-election at the Annual Meeting and will cease to serve as a director following the conclusion of the 2022 Annual Meeting of Stockholders.

Key Skills, Qualifications and Experience to be Represented on the Board
The Board believes that each nominee has the skills, experience and personal qualities the Board of Directors seeks in its directors, and that the combination of these nominees creates an effective and well-functioning Board, with a diversity of perspectives, viewpoints, backgrounds and professional experiences that best serves the Board, the Company and our stockholders. Included in each director nominee’s biography is a description of select key qualifications and experience that led the Board to conclude that each nominee is qualified to serve as a member of the Board of Directors. The fact that a particular experience, qualification, attribute or skill for a director nominee is not listed below does not mean that the nominee does not possess that experience, qualification, attribute or skill. All biographical information below is as of the record date.

The Board of Directors has identified key skills, qualifications and experience that are important to be represented on the Board as a whole in light of our current business strategy and expected needs. The table below summarizes the key skills, qualifications and experience of the nominees as a group. This table is not intended to be an exhaustive list of each nominee’s skills or contributions to the Board.

Diverse Range of Qualifications and Skills Represented by Our Directors

☑	Healthcare Industry Experience	☑	International Experience	☑	Regulatory and Compliance

☑	Manufacturing and Sales of Medical Technology/Devices	☑	Senior Leadership & Corporate Management	☑	Pharmaceutical Experience

☑	Operations Management	☑	Finance/Financial Industry & Reporting	☑	Risk Oversight

☑	Risk Management / Oversight	☑	Corporate Governance	☑	Benefits & Compensation

☑	Regulatory and Compliance

If any nominee should become unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board of Directors may nominate. See “Principal Stockholders” for information regarding the security holdings of our director nominees.

JAN D. DE WITTE is Integra’s President and Chief Executive Officer and a director. He commenced service as President and Chief Executive Officer and a director in December 2021. Mr. De Witte has an extensive track record in the global healthcare industry spanning more than two decades. Prior to joining Integra, Mr. De Witte served as chief executive officer of Barco N.V., a global technology leader based in Belgium focused on networked visualization solutions, including for the healthcare market. At Barco, he created shareholder value through digital innovation and new product development, commercial acceleration, international market growth and operational excellence. Prior to Barco, Mr. De Witte spent 17 years in senior-level leadership roles at GE, including as president and CEO of GE Global Healthcare IT. Prior to GE, Mr. De Witte spent five years in strategic consulting at McKinsey and three years in operations at Procter & Gamble. Additionally, Mr. De Witte also serves on the board of directors of ResMed, Inc., a global leader in digital health technologies and cloud-connected medical devices that transform care for people with sleep apnea, COPD and other chronic diseases. He has also been an active community leader serving as the chair of Hangar K innovation hub in Belgium and a board member of Ghent University. Mr. De Witte holds a Master’s of Science degree in electromechanical engineering with greatest distinction from the KU Leuven in Belgium and a Master’s degree in business administration from Harvard University. He has lived and worked in seven countries, with much of his career spent in the U.S., and is fluent in three languages. Mr. De Witte is 57 years old.

Primary Qualifications: Mr. De Witte has over 20-plus years of experience in executive management and has a history of success in the development, implementation and execution of corporate strategy and executive management coupled with extensive skills and experience in executive management, operations, and software operations and his international business experience as well as experience serving on the board of directors of other publicly traded companies.

KEITH BRADLEY, PH.D., has been a director of the Company since 1992. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange, and has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley has taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. He received B.A., M.A. and Ph.D. degrees from British universities. Dr. Bradley was formerly an adviser to RPH Capital, Canada and a board member of Sensor-Kinesis Corp from 2016 through 2018. He currently serves on the board of directors of SeaSpine Holdings Corporation, at which he currently serves as the chair of the compensation committee. In addition, he previously served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Dr. Bradley is 77 years old.

Primary Qualifications: Dr. Bradley has served on the boards of publicly traded companies for over 30 years. He currently serves on the board of SeaSpine Holdings Corporation, a publicly traded company. Dr. Bradley’s qualifications include international experience, extensive business experience, and financial literacy.

SHAUNDRA D. CLAY, was appointed as a director of the Company, effective April 1, 2021. Ms. Clay is currently the global vice president of finance at Beam Suntory, Inc. a global premium spirits company, where she is responsible for enterprise-wide financial planning and analysis and leads the integration of the short-, mid-, and long-term planning processes to optimize resource deployment. Prior to Beam Suntory, Ms. Clay was a managing director in the commercial banking group at JP Morgan Chase. Ms. Clay also spent 13 years in leadership roles within the healthcare industry in the United States and internationally. She served as chief financial officer for Australia, Canada, and Europe at Eli Lilly and Company and spent several years at Medtronic in a variety of leadership roles in the U.S. and abroad, including as chief financial officer for the cardiac & vascular group for Western Europe and Canada. Ms. Clay began her career in accounting and financial analytics at Allstate Insurance Corporation. Ms. Clay currently serves on the board of directors for the Executive Leadership Council as well as the board of trustees of the Rosalind Franklin University of Medicine & Science. She earned a Bachelor’s degree in accounting from Clark Atlanta University and her M.B.A. from the University of Illinois at Chicago. Ms. Clay is an alumna of the Wharton School of the University of Pennsylvania, where she completed the Advanced Management Program. Ms. Clay is 51 years old.

Primary Qualifications: Ms. Clay has extensive experience in finance, the healthcare industry, and international business, having served in senior leadership roles abroad. Her qualifications include finance, healthcare, global business management, risk assessment expertise and as a corporate executive.

STUART M. ESSIG, PH.D., is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in 1997. He served as our Chief Executive Officer from 1997 through 2012 and our President from 1997 until 2010. Prior to joining the Company, he acted as the managing director in mergers and acquisitions for the medical technology practice at Goldman, Sachs & Co. He currently serves as managing director of Prettybrook Partners LLC. Dr. Essig serves on the board of directors of IDEXX Laboratories, SeaSpine Holdings Corporation, Availity LLC, Breg, Inc., and is the chairman of Mission Bio. He previously served on the board of directors of St. Jude Medical Corporation, Owens & Minor Inc., Zimmer Holdings, Inc., and Vital Signs, Inc. Dr. Essig has also served on the executive committee, nominating and governance committee and as treasurer of ADVAMED. He is a founding investor member of Tigerlabs, a Princeton-based business accelerator. He is a Venture Partner at Wellington Partners Advisory AG and serves as a senior advisor to TowerBrook Capital Partners and formerly served as a senior advisor to Water Street Healthcare Partners. He is also involved in several non-profit charitable organizations and has, from time to time, served on the boards of such organizations. Dr. Essig also serves on the Leadership Council, School of Engineering and Applied Sciences, Princeton University. Dr. Essig received an A.B. degree, and graduated with magna cum laude honors, from the Princeton School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business. Dr. Essig is 60 years old.

Primary Qualifications: Dr. Essig has served on the boards of publicly traded companies for over 30 years and has extensive knowledge of the health care industry. His qualifications include broad experience in the medical device and pharmaceutical industry, executive management and oversight, international business, manufacturing, and accounting and financial experience.

BARBARA B. HILL has been a director of the Company since May 2013. Ms. Hill is currently an operating partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), where she focuses on healthcare related investments and has provided strategic operating support for its healthcare portfolio companies since 2011. From March 2006 to September 2010, Ms. Hill served as chief executive officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, Ms. Hill served as president and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally for Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System. She was active with the boards and committees of the Association of Health Insurance Plans and other health insurance industry groups. Ms. Hill currently serves as a board member of Omega Healthcare Investors, Inc. and previously as a board member for Owens & Minor Inc., Revera Inc., and St. Jude Medical Corporation. Ms. Hill received B.A and M.S. degrees from the Johns Hopkins University. Ms. Hill is 69 years old.

Primary Qualifications: Ms. Hill has extensive experience in the healthcare industry in addition to experience serving on the boards of other publicly traded companies. Her qualifications include management experience, strategic and operational experience in the managed healthcare and pharmaceutical industries, as well as compliance and manufacturing experience.

DONALD E. MOREL, JR., PH.D., has been a director of the Company since August 2013. Dr. Morel retired as chairman of West Pharmaceutical Services, Inc., a manufacturer of components and systems for the packaging and delivery of injectable drugs as well as delivery system components for the pharmaceutical, healthcare and consumer products industries, in June 2015, after serving the company since March 2003. He also served as West’s chief executive officer and also president. Dr. Morel previously served on the board of directors of Kensey Nash Corporation, a medical device product development and manufacturing company. He currently serves on the board of directors of Catalent, Inc, the Stevanato Group S.p.A., American Oncologic Hospital of the Fox Chase Cancer Center, and as chairman of the board of trustees of The Franklin Institute and as a trustee of the University of Virginia Darden School Foundation. Dr. Morel received a B.S. in Engineering from Lafayette College and an M.S. and Ph.D. in Materials Science from Cornell University. Dr. Morel is 64 years old.

Primary Qualifications: Dr. Morel was the chief executive officer of West Pharmaceutical Services, Inc. and has over 20 years of experience in developing and managing programs involved in biomedical and pharmaceutical applications. Dr. Morel has considerable experience identifying and implementing strategic priorities. His qualifications include extensive manufacturing, compliance, leadership and management experience.

RAYMOND G. MURPHY has been a director of the Company since April 2009. Mr. Murphy has held several executive level roles with publicly-traded companies including Time Warner Inc., serving as Senior Vice President & Treasurer of Time Warner, Inc., responsible for all U.S. and international corporate finance, project (real estate and film) finance, cash management, foreign exchange and interest rate risk management, public debt and equity financing, real estate financing, securitization financing, banking relationships and financings, and relationships with rating agencies, as well as corporate wide real estate activities and the property/casualty risk management program. He held the position of senior vice president & treasurer of America Online, Inc. and senior vice president, finance & treasurer of Marriott International, Inc. Prior to Marriott, he held executive positions at Manor Care, Inc., Ryder System Inc. and W R Grace & Company. He previously served as the head of the finance committee, the executive committee, and the board of The Advertising Council, Inc. He received a B.S. from Villanova University and an M.B.A. from Columbia University Graduate School of Business. Mr. Murphy is 74 years old.

Primary Qualifications: Mr. Murphy has extensive senior executive and leadership experience having held such positions at other public companies, including Time Warner Inc., America Online, Inc. and Marriott International, Inc. His qualifications include financial, accounting, treasury, business development and risk management, real estate expertise, public company experience, leadership skills and outside board experience. Mr. Murphy also participates on the board of various not for profit organizations.

CHRISTIAN S. SCHADE has been a director of the Company since 2006. He currently serves as the chairman and chief executive officer of Aprea Therapeutics Inc., a publicly traded company developing novel anticancer therapies targeting the tumor suppressor protein p53, a position he has held since April 2016. Prior to that, Mr. Schade was the chief executive officer of Novira Therapeutics, Inc., an antiviral drug discovery company until it was acquired by Johnson & Johnson. He also served as executive vice president and chief financial officer of Omthera Pharmaceuticals, Inc., an emerging specialty pharmaceuticals company until it was purchased by AstraZeneca Plc. He previously held executive level positions with other publicly traded companies such as NRG Energy, serving as executive vice president and chief financial officer and Medarex Inc, as senior vice president administration and chief financial officer. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co. Mr. Schade currently serves on the board of directors of Sapience Therapeutics, a privately held company. Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania. Mr. Schade is 61 years old.

Primary Qualifications: Mr. Schade is the chairman and chief executive officer of Aprea Therapeutics Inc., a publicly-traded biopharmaceutical company. He has also held several senior leadership positions at both private and public companies. His qualifications include corporate management, finance, manufacturing, accounting, human resources, business development, risk management skills and international experience, and significant knowledge and experience in the life sciences industry.

Required Vote for Approval and Recommendation of the Board of Directors
Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee then will make a recommendation to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.

INFORMATION CONCERNING MEETINGS, EXECUTIVE SESSIONS AND DIRECTOR INDEPENDENCE
The Board of Directors held six regularly scheduled and four special meetings during 2021. The Company’s independent directors meet at least twice a year in executive session without management present. The Board of Directors has determined that all of the Company’s directors, except for Mr. De Witte, are independent, as defined by the applicable NASDAQ Stock Market listing standards and the rules of the Securities and Exchange Commission. Peter Arduini, who served as our President and CEO and as a director until December 1, 2021, was also not considered independent.
STANDING COMMITTEES OF THE BOARD OF DIRECTORS
The Company has standing Audit, Nominating and Corporate Governance, Compensation and Finance Committees of its Board of Directors. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” During 2021, each incumbent director attended in person or by teleconference at least 75% of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which he or she then served. Our directors are encouraged to attend our annual meetings of stockholders. At the virtual annual meeting of stockholders held in 2021, all nine of the directors then in office participated in the virtual annual meeting. The following chart and narrative set forth the current composition of our committees of the Board of Directors, coupled with the number of committee meetings held in 2021 for each standing committee.
COMMITTEE COMPOSITION

	Audit	Nominating and Corporate Governance	Compensation	Finance
Jan De Witte*
Stuart M. Essig, Ph.D.
Rhonda G. Ballintyn **
Keith Bradley, Ph.D.
Shaundra D. Clay I
Barbara B. Hill #
Donald E. Morel, Jr., Ph.D.
Raymond G. Murphy
Christian S. Schade
Number of 2021 Meetings	7	5	9	2
= Chairman of the Board = Chair = Member = Independent Under NASDAQ Listing Standards #=Presiding Director
*Mr. De Witte was appointed to the Board of Directors on October 28, 2021 and his service commenced effective as of December 1, 2021.
** Ms. Germany Ballintyn is not standing for re-election at the 2022 Annual Meeting of Stockholders and will cease to serve as a director following the conclusion of the Annual Meeting.

Audit Committee. The members of the Audit Committee are Mr. Murphy (chair), Ms. Clay, and Mr. Schade. Lloyd Howell, who resigned as a director effective February 26, 2021, served as a member of the Audit Committee until his resignation as a director and Mr. Howell was replaced on the Committee by Dr. Bradley. Following the conclusion of the 2021 Annual Meeting, Dr. Bradley was replaced on the Committee by Ms. Clay. The Committee met seven times in 2021. The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Board of Directors has determined that all the members of the Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission and the applicable

NASDAQ Stock Market listing standards. The Board of Directors also has determined that Ms. Clay, Mr. Murphy, Mr. Howell, Mr. Schade, and Dr. Bradley are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with NASDAQ Stock Market listing standards.
Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Hill (chair), Dr. Bradley and Mr. Murphy. The Committee met five times in 2021. The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in the identification of qualified candidates to become directors, consistent with the criteria approved by the Board, the selection of nominees for election as directors at the annual stockholders meeting, the selection of candidates to fill any vacancies on the Board of Directors, the development and recommendation to the Board of Directors of a set of corporate governance guidelines and principles applicable to the Company, the oversight of the evaluation of the Board of Directors and otherwise taking a leadership role in shaping the corporate governance of the Company. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable NASDAQ Stock Market listing standards.
When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the qualifications described above under “Criteria for Board Membership and Director Qualifications.” The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder identifies the candidate’s principal occupation or employment; the number of shares of the Company’s common stock that such candidate beneficially owns; a description of all arrangements or understandings between the nominating stockholder and such candidate and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical information about, and qualifications of, the candidate; information regarding any relationships between the candidate and the Company within the past three years; and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our Bylaws.
A stockholder’s recommendation also must set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our Bylaws, in its capacity as a proponent of a stockholder proposal; a statement from the recommending stockholder in support of the candidate; references for the candidate; and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board of Directors must be submitted in writing to Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary.
Compensation Committee. The members of the Compensation Committee are Dr. Morel (chair), Ms. Germany Ballintyn and Dr. Bradley. Dr. Bradley served on this Committee until his transition to the Audit and Finance Committees on February 26, 2021 at which time Ms. Hill was appointed to the Committee. Following the conclusion of the 2021 Annual Meeting, Dr. Bradley replaced Ms. Hill on the Committee. The Committee met nine times in 2021. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the compensation of the Company’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company applicable to senior executives and to produce an annual report on executive compensation for inclusion in the Company’s proxy materials, in accordance with applicable rules and regulations. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2003 Equity Incentive Plan, the Company’s Deferred Compensation Plan and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.
The Compensation Committee may delegate any or all of its responsibilities to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable laws and rules of markets in which the Company’s securities then trade.
The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer, provided, however, that this delegation is limited to grants whose cumulative value in any twelve-month period does not exceed $400,000 for any individual recipient. On an annual basis, the Compensation Committee establishes the maximum aggregate value of the awards the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant awards with a maximum aggregate value of $22,000,000 during the one-year period beginning May 14, 2021.
The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of the other executive officers. As discussed below in “Executive Compensation — Compensation Discussion and Analysis — Role of the Compensation Committee,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.
The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers. Currently, no conflict of interest issues have been raised regarding such compensation advisers.
During 2022, the Compensation Committee of the Board of Directors has engaged Willis Towers Watson to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, and (ii) compensation arrangements for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other executive officers for their performance during the 2021 calendar year. During 2021, the Compensation Committee of the Board of Directors engaged Willis Towers Watson to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, (iii) the Fifth Amended & Restated 2003 Equity Incentive Plan, (iv) compensation arrangements for the Chief Executive Officer, Chief Financial Officer and other executive officers for their performance during the 2020 calendar year; and (iv) corporate risk and brokering services and additional rewards consulting services.
Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Dr. Bradley and Mr. Murphy. Mr. Howell served on this Committee until his resignation as a director, effective on February 26, 2021. He was replaced on the Committee by Dr. Bradley. The Committee met two times in 2021. The purpose of the Finance Committee is to advise management on matters related to financing strategy, as well as the Company’s capital structure and capital allocation initiatives. The Board of Directors has determined that each of the members of the Finance Committee is independent, as defined by the applicable NASDAQ Stock Market listing standards.

Special Committees. In 2021, following the announced resignation of Mr. Arduini, the Board formed a special committee, the CEO Search Committee, to lead the search for our new CEO. The members of the special committee were Mr. Essig (chair), Ms. Hill and Dr. Morel. The special committee met 10 times in 2021. The committee was dissolved following the appointment of Mr. De Witte and the completion of its responsibilities.
BOARD EVALUATIONS AND SUCCESSION PLANNING
The Board of Directors performs a rigorous evaluation annually. Each Director evaluates each other and all of the Committees as well as the Board as a whole. The evaluation process is primarily managed by the Corporate Secretary’s office with oversight from the Nominating and Corporate Governance Committee. As part of the evaluation, the Directors assess individual skill sets, board leadership, and the effectiveness of each Committee. The results of the evaluation are then provided to, and reviewed by, each Director. Afterwards, the Directors and management collaborate towards making improvements based on the feedback disclosed. The Company believes this overall process leads to purposeful results. In addition to the evaluations, each Committee also reviews its charter annually. In evaluating candidates for Board membership, the Board and the Nominating and Corporate Governance Committee consider many factors based on the specific needs of the business and what is in the best interests of the Company’s stockholders. These factors include diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Nominating and Corporate Governance Committee focus on how the experiences and skill sets of each Director nominee complement those of fellow Director nominees to create a balanced Board with diverse viewpoints and deep expertise.
Our Board of Directors is committed to ensuring that it serves the best interests of its stockholders and positions the Company for future success. Accordingly, the Board of Directors, as it deems necessary, may have conversations with individual Directors in connection with evaluations, the board refreshment process, and the consideration of the annual slate of Director nominees. The Company expects to continue these practices going forward.
BOARD LEADERSHIP STRUCTURE
The Company currently has nine members of the Board of Directors, who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The current directors are Jan De Witte, Rhonda

Germany Ballintyn, Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Barbara B. Hill, Donald E. Morel, Jr., Ph.D., Raymond G. Murphy, and Christian S. Schade. With exception of Ms. Germany Ballintyn, who will not stand for re-election at the 2022 Annual Meeting of Stockholders but will continue to serve as director until the expiration of her term at the 2022 Annual Meeting, all current members of the Board are nominees for election to the Board at the 2022 Annual Meeting of Stockholders. Following the conclusion of the 2022 Annual Meeting, assuming all of the nominees for election are duly elected by our stockholders, the Board of Directors will consist of eight members. The Board of Directors, in consultation with the Nominating and Corporate Governance Committee, is currently evaluating the optimal size of the Board.
As indicated above, Mr. De Witte has served as both President and Chief Executive Officer and as a director of the Company since December 2021. His position is separate from that of the Chairman of the Board. We view having the Chairman position separate from the Chief Executive Officer is good governance practice because it puts the Board in the best position to oversee all executives of the Company and set a pro-stockholder agenda without presenting potential conflicts that having the two positions combined might pose, thus resulting in a more effective board of directors.
Stuart M. Essig, Ph.D. has served as Non-Executive Chairman of the Board of Directors since June 2012 and has been a director since 1997. He served as Executive Chairman of the Board from January 2012 to June 2012 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. He has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe we benefit greatly by having a Chairman with his level of experience with, and knowledge of, the Company and whose interests are strongly aligned with those of our stockholders.
Barbara B. Hill has served as Presiding Director since September 2018 and she has been a director since 2013. Ms. Hill has significant experience with, and knowledge of, the Company, its operations, products and history. We believe we benefit greatly by having a Presiding Director with significant experience with, and knowledge of, the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board of Directors and its responsibilities. Further, we believe having a separate Presiding Director to, among other things, (1) serve as the primary liaison between the independent directors and the Chief Executive Officer, (2) counsel the Chief Executive Officer on key board governance issues, and (3) preside over board meetings if the Chairman of the Board is absent, leads to a more effective board of directors. The Presiding Director also serves as a contact person to facilitate communications between stockholders and other third parties and the independent directors. Please see “Communications with Directors” for additional information on contacting the Board of Directors.
We believe the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Criteria for Board Membership and Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.
In addition, we believe the current size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company. The Board continues, however, to monitor and evaluate the optimal size and composition of the Board to ensure an optimal leadership structure.
Accordingly, we believe our Board leadership structure is appropriate at this time.

THE BOARD’S ROLE IN RISK OVERSIGHT
The Board of Directors has overall responsibility for the oversight of risk management at the Company and has delegated responsibility for the oversight of certain areas of risk management to the standing Committees of the Board, as described below. Each standing Board committee reports to the full Board following each committee meeting. Summarized below are the specific risk areas of focus for each standing committee.

Audit Committee
•Oversees risks relating to the accounting and financial reporting process of the Company and audits of the Company’s financial statements
•Meets regularly with management to review and discuss the financial risk management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters
•Receives periodic reports from the internal audit team, which is responsible for providing an annual audit assessment of the Company’s processes and controls; developing an annual audit plan using risk-based methodology; implementing the annual audit plan; coordinating with other control and monitoring functions; issuing periodic reports to the Audit Committee and management summarizing the results of audit activities; assisting with investigations of significant suspected fraudulent activities within the organization; and notifying management and the Audit Committee of the results
•Regularly discusses liquidity, capital, funding needs and other financial matters with management

Compensation Committee
•Oversees risks relating to executive compensation and other incentive programs in the Company
•Considers risks during its deliberations on the design of the Company’s executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors
•Reviews and evaluates management reports on the Company’s incentive compensation programs

Nominating and Corporate Governance Committee
•Oversees risks relating to the Company’s governance structures and processes
•Oversees corporate governance matters, including the annual evaluations of the Board, its Committees and members
•Establishes policies and procedures for good corporate governance

Finance Committee	•Oversees matters relating to the Company’s financing strategy, as well as the Company’s capital structure, capital allocation initiatives and other financial matters
The Board is committed to oversight of the Company’s business strategy and strategic planning, including through the work of the Board committees and regular Board meetings. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term. In addition to financial and operational performance, non-financial measures, including diversity and sustainability goals, are addressed by the Board and Board committees.
The Company has also implemented an Enterprise Risk Management (“ERM”) program to further enhance its oversight of risks inherent to the business. This ERM program allows the Board and management to gain a greater understanding and awareness of risks facing the business and to mitigate those risks.
In addition to periodic updates management provides to the Board on the ERM program, management presents an annual report to the Board detailing the Company’s processes for (1) assessing and addressing risks, (2) compliance reporting, and (3) the reporting of other material information.
Our President and Chief Executive Officer, who functions as our chief risk officer, has responsibility for ensuring management provides periodic updates to the Board or Board committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, sustainability, environment, social and governance (“ESG”) risks and opportunities, corporate development, operations and sales and marketing. Both formal reports and less formal communications between the Board and our President and Chief Executive Officer derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe our Board and senior management team promote a culture that actively identifies and manages risk.
The ERM program, along with our annual processes for creating and reviewing with the Board our strategic plan, budget and internal audit plans, as well as regular processes and communications throughout the Company, including between management and the Board and Board committees, combine to ensure the Company is continually addressing its business risks in a disciplined fashion.
CORPORATE RESPONSIBILITY
The Company recognizes its responsibility to be a good corporate citizen, guided by high moral and ethical standards in its interactions with customers, stockholders, employees and the community in which we operate. The Company’s Corporate Responsibility (“CR”) efforts include the following:
1.Community & Philanthropy: Integra’s commitment to limiting uncertainty goes beyond the walls of the operating room and extends to the global communities in which the Company participates. Integra has an extensive history of partnering with patients and working alongside organizations such as Wounded Warriors, the Children’s Brain Tumor Foundation, the Phoenix Burn Society, among many others. The Company works closely with the Integra Foundation, which offers grants to organizations that support people affected by diseases and other conditions. Each year Integra colleagues have the opportunity to connect with their communities and volunteer their time for community improvement projects such as supporting disaster relief efforts.
2.Compliance & Ethics: Integra is committed to its Code of Conduct and to holding the Company accountable as a leader in the medical technology industry. The Company operates a comprehensive compliance program, which is supported by a training program led by Integra’s Chief Compliance Officer.
3.People: Integra believes its colleagues are its greatest assets and understands that the work we do every day makes a significant, positive difference in improving patients’ lives. We value diversity and inclusion and are committed to leveraging our different ideas, backgrounds, interests, and beliefs to make Integra a stronger, higher performing company and a place our colleagues, partners, and potential employees want to work.

Diversity & Inclusion (“D&I”): A diverse workforce and an inclusive culture is a business priority and key to the Company’s long-term success. The Company’s commitment to D&I starts at the top with our Board of Directors and Chief Executive Officer (“CEO”). At all levels of the Company, Integra focuses on attracting, retaining, and developing our diverse talent. A few of the Company’s notable D&I advancement measures include but are not limited to the following:

D&I Through Learning Opportunities
Upon joining Integra, colleagues globally participate in two programs to promote inclusion:Introduction to Managing Unconscious Bias, a course that creates awareness of unconscious biases in the workplaces and tools to build-bias breaking skills; and Practicing Inclusion, which examines what practicing inclusion in the workplace looks like.

Gender Diversity
Through mentorship, sponsorship, recruitment efforts, and development programs the Company looks to continue to grow its population of females in leadership roles at Integra. Currently, 33% of the Board of Directors, 42% of our executive leaders and 45% of senior leaders (non-executive vice presidents) are female. In partnership with Leadership Edge, a company founded by women leaders and dedicated to growing and mentoring women, Integra sponsors the Excel Women’s Leadership Program. The program is designed to accelerate the development and advancement of high potential, mid-career female leaders into senior leadership roles. The program has assisted in further building our pipeline of women leaders with 50% of the program’s graduates being promoted into roles with increased responsibility.

Employee Resource Groups
The Company maintains a growing number of employee resource groups such as the Women of Integra Network, Integra African American Affinity Group, Integra Indian American Affinity Group, Asian American and Pacific Islander Affinity Group, and Integra Veterans Affinity Group, to encourage awareness and inclusion.

Commitment to Advancement of D&I
In 2021, the Company hired a Chief Diversity & Inclusion Officer to advance the D&I strategy. The Company also reinforces its commitment to diversity by partnering with other organizations focused on driving inclusion in the work place including the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance D&I in the work place and the Healthcare Businesswomen’s Association, an association dedicated to further the advancement and impact of women in the business of healthcare.

4.Environmental Health & Safety: Integra strives to deliver solutions that protect our colleagues and the environment in which we live and work. The Company recognizes that changes to our environment call for corporate stewardship and action.
For more information regarding Integra’s CR efforts, including specific policies and programs, please visit https://www.integralife.com/csr. Information on that website is updated periodically and believed to be true at the time it is posted. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

RISK ASSESSMENT REGARDING COMPENSATION POLICIES AND PRACTICES
The Company recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs (which also covers certain other employees globally). We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board of Directors at its meeting in February 2021 and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:
•Mix of base salary, annual bonus opportunities and long-term equity compensation;
•Balance between annual and long-term performance opportunities;
•Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;
•Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;
•Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;
•The provision of senior executives with long-term equity-based compensation on an annual basis. We believe as executives accumulate awards over a period of time, they are encouraged to take actions that promote the long-term sustainability of our business;
•Stock ownership guidelines and vesting requirements that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for long-term consequences; and
•Systems and processes in place to identify and assess risk.
Our Compensation Committee considered the implications of our compensation practices during its deliberations on the design of our 2022 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance, in order to appropriately address risk.
DIRECTOR ATTENDANCE AT ANNUAL MEETINGS
It is our policy to encourage our directors to attend the annual meeting of stockholders. All of our directors who served at the time of the prior year’s annual meeting of stockholders, including those who are currently director nominees that served in the previous year, attended last year’s meeting, which was conducted in virtual format.
COMMUNICATIONS WITH THE BOARD
Stockholders may communicate with our Board of Directors, any of its constituent committees or any member thereof by means of a letter addressed to the Board of Directors, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. The Corporate Secretary reviews correspondence addressed to our Directors and forwards to the appropriate member of the Board those communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. The Corporate Secretary will not forward communications that are unrelated to the duties and responsibilities of our Board, such as business solicitations or advertisements.

INFORMATION ABOUT EXECUTIVE OFFICERS
Set forth below is the name, age, position and a brief account of the business experience of each of our current executive officers:

Name	Age	Position
Jan D. De Witte	57	President and Chief Executive Officer and Director
Carrie L. Anderson	53	Executive Vice President and Chief Financial Officer
Glenn C. Coleman	54	Executive Vice President and Chief Operating Officer
Robert T. Davis, Jr.	63	Executive Vice President, President, Tissue Technologies
Lisa Evoli	52	Executive Vice President and Chief Human Resources Officer
Michael McBreen	56	Executive Vice President, President, Codman Specialty Surgical
Jeffrey Mosebrook	45	Senior Vice President and Principal Accounting Officer
Eric I. Schwartz	53	Executive Vice President, Chief Legal Officer and Secretary

JAN D. DE WITTE is Integra’s President, Chief Executive Officer and a director. Mr. De Witte has an extensive track record in the global healthcare industry spanning more than two decades. Prior to joining Integra, Mr. De Witte served as chief executive officer of Barco N.V., a global technology leader based in Belgium focused on networked visualization solutions, including for the healthcare market. At Barco, he created shareholder value through digital innovation and new product development, commercial acceleration, international market growth and operational excellence. Prior to Barco, Mr. De Witte spent 17 years in senior-level leadership roles at GE, including as president and CEO of GE Global Healthcare IT. Prior to GE, Mr. De Witte spent five years in strategic consulting at McKinsey and three years in operations at Procter & Gamble. Additionally, Mr. De Witte also serves on the board of directors of ResMed, Inc., a global leader in digital health technologies and cloud-connected medical devices that transform care for people with sleep apnea, COPD and other chronic diseases. He has also been an active community leader serving as the chair of Hangar K innovation hub in Belgium and a board member of Ghent University. Mr. De Witte holds a Master’s of Science degree in electromechanical engineering with greatest distinction from the KU Leuven in Belgium and a master’s degree in business administration from Harvard University. He has lived and worked in seven countries, with much of his career spent in the U.S., and is fluent in three languages.

CARRIE L. ANDERSON, is Integra’s Executive Vice President and Chief Financial Officer. Ms. Anderson joined Integra in June 2019 and brings a wealth of financial experience working for large, diversified organizations operating in competitive environments. Prior to joining Integra, she was vice president and controller of Dover Corporation. In this role, Ms. Anderson provided financial leadership for a $1 billion business segment spin-off from Dover. Previously, she was CFO of Dover’s Engineered Systems, where she secured the build-out of new digital printing growth platform for Dover through multiple acquisitions. Ms. Anderson joined Dover in October 2011 as CFO of Dover Printing and Identification. Prior to Dover, Ms. Anderson spent six years as vice president and CFO of Delphi Product & Service Solutions, a division of Delphi Corporation. While at Delphi, she also held finance leadership positions at three other global operating divisions of Delphi, as well as treasury experience at both Delphi and General Motors, including director, investor relations, at Delphi Corporation. Ms. Anderson was part of Delphi’s first investor relations group providing leadership during Delphi’s initial public offering, following the spin-off from General Motors. Ms. Anderson started her career with General Motors. Ms. Anderson is a member of the board of directors for Embecta Corporation, following its spin-off of Becton Dickinson's diabetes business. Ms. Anderson graduated from Purdue University with a Bachelor of Science degree in chemical engineering and earned her M.B.A. from Ball State University.

GLENN G. COLEMAN is Integra’s Executive Vice President and Chief Operating Officer. Mr. Coleman oversees Integra operations and a majority of Integra’s talent force, including clinical, R&D, manufacturing and quality while also leading our international team. Prior to his promotion in June 2019 to Chief Operating Officer, he acted as the Company’s Chief Financial Officer and was responsible for the finance department, including accounting and financial reporting, budgeting, internal audit, tax, treasury, investor relations, and information technology while also leading our international business. Prior to joining the Company in May 2014 as Corporate Vice President and Chief Financial Officer, he spent 25 years in financial management positions with leading global businesses, including serving as vice president for finance and corporate controller at Curtiss-Wright Corporation. He also worked at Alcatel-Lucent in various finance executive leadership positions. Mr. Coleman began his career at PricewaterhouseCoopers LLP. Mr. Coleman received his B.S. degree from Montclair State University and has also been a CPA in New Jersey for more than 25 years.

ROBERT T. DAVIS, JR. is Integra’s Executive Vice President, President, Tissue Technologies. Mr. Davis is responsible for the management of the Tissue Technologies’ global division. His responsibilities include leadership of sales, commercial operations, marketing and strategy, product development, regulatory affairs, quality assurance, manufacturing services and repair, business development of the regenerative tissue portfolio of products. Mr. Davis joined Integra in July 2012 as President of the global neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the general manager for the global anesthesia & critical care business at Baxter Healthcare and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound. Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

LISA EVOLI is Integra’s Executive Vice President and Chief Human Resources Officer. Ms. Evoli, who has served in this role since joining the Company in January 2016, is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. Ms. Evoli brings significant global Human Resources leadership experience. Prior to joining Integra, she served as vice president, human resources for the data & devices division of TE Connectivity (formerly Tyco Electronics). Prior to that, she held senior global human resources leadership positions with Johnson & Johnson in both the pharmaceutical and consumer sectors. She held various global human resources leadership roles at Motorola specifically in their broadband communications and automotive groups and also assumed a leadership role for the company’s talent management & organizational development function. Ms. Evoli received her B.S. in Business Administration from California University of Pennsylvania and an M.S. in Human Resources / Organizational Development from Villanova University.

MICHAEL MCBREEN is Integra’s Executive Vice President, President, Codman Specialty Surgical. His responsibilities within Codman Specialty Surgical include leadership of sales, marketing, product development, regulatory affairs, quality assurance, Global Services and Repair and manufacturing worldwide. He joined Integra following the acquisition of Codman Neurosurgery from Johnson & Johnson in October 2017 as President of Integra’s international business. In May 2020, he was promoted to Executive Vice President and President, Codman Specialty Surgical. Mr. McBreen also held numerous U.S. and global roles of increasing responsibilities in sales and marketing at DePuy Mitek Sports Medicine, a division of Johnson & Johnson, since joining the company in 1996. Prior to Johnson & Johnson, he held various sales and marketing roles at Zimmer Biomet. Mr. McBreen has over 30 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management.

JEFFREY MOSEBROOK is Integra’s Senior Vice President and Principal Accounting Officer. He was appointed Principal Accounting Officer in October 2017. Mr. Mosebrook joined Integra in 2006 through Integra’s acquisition of Miltex, Inc. where he served as a financial reporting manager. Since joining Integra, he has served in a number of managerial positions with increasing responsibilities. In May 2010, he was named instruments Group Controller and went on to be named Group Controller, US in March 2012. In September 2014, Mr. Mosebrook was named as Vice President, Corporate Controller. Prior to Miltex, Inc., Mr. Mosebrook spent four years at Beard Miller Company, LLP (now known as Baker Tilly US, LLP) in various accounting roles. Mr. Mosebrook received a B.S. in accounting from York College and is a CPA licensed in Pennsylvania.

ERIC I. SCHWARTZ is Integra’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Schwartz joined Integra in November 2018. Before joining Integra, Mr. Schwartz was the general counsel of Globus Medical, a global orthopedic medical devices company, where he led several strategic transactions, including the largest acquisition in its company history. Prior to that, Mr. Schwartz served as the chief operating officer and chief legal officer of CardioVIP, a venture-backed health care services company. Prior to that, he served as general counsel at Animas Corporation, playing a key role in its sale to Johnson & Johnson. Following the transaction, Mr. Schwartz assumed the role of assistant general counsel at J&J, supporting several high-growth businesses within the company’s medical devices division. He also served on the management boards of McNeil Nutritionals and Ethicon Biosurgery. Mr. Schwartz received his B.A. and J.D. from the University of Virginia. He also received an M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2021 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2022. The stockholders will be asked to ratify this appointment at the Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our Bylaws. We have traditionally submitted this matter to the stockholders and believe it is good practice to continue to do so.
If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
During fiscal year 2021, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.
The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2021	2020
	(In thousands)
Audit Fees	$3,180	$3,499
Audit-Related Fees	$2	$131
Total Audit and Audit-Related Fees	$3,182	$3,630
Tax Fees	$992	$1,597
All Other Fees	$9	$7
Total Fees	$4,183	$5,234
The nature of the services provided in each of the categories listed above is described below:
Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, non-recurring audit work, transaction related work, consents and review of documents filed with the Securities and Exchange Commission.
Audit-Related Fees — Consists of services related to accounting consultations in connection with acquisitions and divestitures, consultations concerning financial accounting and reporting standards, and statutory related filing requirements due to tax restructuring projects.
Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses), global restructuring tax consultation services, and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.
All Other Fees — Consists of advisory services, divestiture support services and the licensing of accounting research software.
No other fees were incurred to PricewaterhouseCoopers LLP during 2020 or 2021.
The Audit Committee approved all services and fees described above.

Pre-Approval of Audit and Non-Audit Services
Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.
Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.
The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.
The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Meeting.
Required Vote for Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2022. Abstentions will not be voted and will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for approval and will have no effect on the outcome of this proposal.
The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022.

PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are seeking our stockholders’ vote, as required by Section 14A of the Securities Exchange Act, to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis (“CD&A”), tabular disclosures and related narrative of this Proxy Statement. As described in the CD&A, our executive compensation programs are carefully designed by the Compensation Committee to attract, retain and motivate our talented executives, with a focus on delivering business results and value to our stockholders and other stakeholders. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals while aligning with stockholders’ interest.
The compensation awarded to our CEO and other NEOs for 2021 recognizes the positive financial, operational and overall performance of the Company. We encourage stockholders to read the CD&A, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our NEOs. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to attract, motivate and retain highly skilled and experienced executives. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this Proxy Statement has contributed to the Company’s long-term success.
We ask our stockholders to vote “FOR” the following advisory resolution at our 2022 Annual Meeting:
“RESOLVED, that compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement is hereby APPROVED by the stockholders of Integra.”
Because the Say on Pay vote is advisory, it will not bind the Company, the Committee or our Board. That said, because we value the opinions of our stockholders, the Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
With regard to the frequency of future votes on Say on Pay, the Board has determined it will submit a Say on Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2023 annual meeting of stockholders.
Required Vote for Advisory Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Meeting and entitled to vote on the proposal is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not be counted in determining the number of shares necessary for advisory approval and will have no effect on the outcome of this proposal.
The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

A MESSAGE FROM OUR COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors oversees Integra’s executive compensation philosophy and reviews and approves compensation for our named executive officers. While Integra management and our independent compensation consultant provide input, it is the sole responsibility of the Compensation Committee to approve our executive compensation philosophy, plans, policies, programs and decisions.
In 2021, our executive compensation program successfully positioned Integra to attract and retain a leadership team with a sharpened focus on our four strategy pillars:

ENABLE EXECUTION- FOCUSED AND ENGAGED CULTURE	OPTIMIZE RELEVANT SCALE AND ACHIEVE TOP 2 SHARE POSITION	ADVANCE INNOVATION AND AGILITY	LEAD IN CUSTOMER EXPERIENCE

These strategic pillars provide us with the roadmap to impact care pathways and improve customer and patient outcomes around the world. Specifically, in 2021, we achieved the following:
•Delivered organic revenue growth of 14.2% over the prior year reflecting strong demand for our diverse portfolio of products and the benefit of demand recovery in a number of our product lines.
•Grew reported revenue by 12.4% over prior year and record operating cash flow of $312 million.
•Strong international sales, led by Japan and China growing double digits over prior year.
•Optimized our product portfolio to solidify our focus on neurosurgery, and plastic and reconstructive surgery. Successfully divested the Extremity Orthopedics business allowing us to focus investments in our core neurosurgery and tissue technologies businesses to drive future growth.
•Acquired ACell to offer our customers with more complex wound management solutions; integrated all critical components successfully.
•Launched several new innovative products including CereLink® ICP Monitoring and a phased clinical launch of Aurora® Surgiscope® in our Codman Specialty Surgical business.
•Filed a PMA for SurgiMend® PRS Acellular Bovine Dermal Matrix and completed a multi-center study for Pri-Matrix Dermal Repair Scaffold for the management of diabetic foot ulcers in our Tissue Technologies business.
•Marked the 25th anniversary of the U.S. approval of the Integra® Dermal Regeneration Template for the treatment of life-threatening burns.
•Successfully completed the substantive manufacturing transfer of all Codman neurosurgical products.
•Advanced our diversity and inclusion efforts through the various initiatives led by our employee resource groups and ongoing micro inequities training.
•Named to industry lists, such as the '2021 Best Company for Diversity' and 'Top 100 Healthcare Technology Companies' in recognition of the Company’s leadership.
•Executed a smooth CEO transition.

The Compensation Committee considered these achievements in making compensation decisions for named executive officers. Below is a summary of decisions the Committee made:
•As a result of successful business performance in 2021, the overall annual bonus pool was funded at 135.1% of target and we awarded the named executive officers market competitive 2021 target compensation packages (substantially in the form of performance-based equity). Performance share grants vesting in 2022 based on 2021 organic revenue growth achieved maximum payouts ranging from 150% to 200% of target.
•The Compensation Committee approved minor changes to the design of the 2021 equity program, with a rebalancing of stock options and restricted stock/restricted stock units (RSUs) and an increase of performance stock units (PSUs) in the annual equity grant.

On December 1, 2021, Mr. Jan D. De Witte commenced to serve as the President and CEO of the Company, succeeding Mr. Arduini who, after ten years in the role, retired from the Company. Mr. De Witte served for the past five years as CEO of Barco N.V., where he created stockholder value through digital innovation and new product development, commercial acceleration, international market growth and operational excellence while effectively leading the company through the COVID-19 pandemic.
•In connection with the appointment of Mr. De Witte as President and CEO, the Company entered into an employment agreement providing Mr. De Witte with a market competitive compensation package consistent with the Company’s executive compensation philosophy. As part of his employment agreement, Mr. De Witte was awarded an initial grant of restricted stock units (RSUs) with a grant date value of $2,000,000 that will vest in three substantially equal annual installments beginning on the first anniversary of the grant. Mr. De Witte received his grant on January 18, 2022 when his U.S. residency was established.
•As provided for in Mr. Arduini’s equity grant agreements, because he was retirement eligible on his date of separation (December 10, 2021) and he provided at least six months prior written notice of his intent to leave the Company, his outstanding equity was subject to accelerated vesting (see pages 52-55 for details). In order to maintain Mr. Arduini's focus on increasing stockholder value and enable a smooth transition to a new Chief Executive Officer, the Compensation Committee provided Mr. Arduini with eligibility to receive an annual bonus award for the 2021 performance year even though he no longer was an active employee on the date of the bonus payout in March 2022.

The following pages provide details of the decisions the Compensation Committee made to ensure that total compensation for our named executive officers remained competitive, appropriately tied to performance and aligned with stockholder interests.

COMPENSATION DISCUSSION AND ANALYSIS
Integra is a world leader in medical technology, offering innovative solutions in neurosurgery, reconstructive and general surgery. Through an unwavering commitment, we strive to limit uncertainty for surgeons so they can concentrate on providing the best patient care. We believe that execution on our four strategic pillars paired with significant opportunities for global growth will continue to drive stockholder value. Delivering this strategy requires a team of highly engaged and skilled leaders who are rewarded for the performance they deliver.
To ensure our leaders are driven to deliver excellence for customers, patients, stockholders and colleagues, our executive compensation program is designed to link business priorities with performance.

OUR EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation programs are based on a pay-for-performance philosophy and are designed to...

•Attract, motivate and retain talented executives who have the skills to drive our continued profitability, growth and success;

•Connect executive compensation with our short- and long-term corporate goals with an appropriate balance across pay programs prioritizing performance while discouraging unnecessary or excessive risk-taking;

•Align the interests of our executives with those of our stockholders; and

•Reward executives for exceptional performance that improves patient outcomes and drives stockholder value (pay-for performance).
This Compensation Discussion and Analysis (“CD&A”) describes the 2021 compensation of our named executive officers listed below. It also provides an overview of our executive compensation program, which we continue to refine based on stockholder feedback, competitive market practice, and Company performance.

NAMED EXECUTIVE OFFICER	ROLE	2021 TIME IN ROLE
Mr. Jan D. De Witte[1]	President and Chief Executive Officer (CEO)	Beginning December 1
Mr. Peter J. Arduini[2]	President and Chief Executive Officer (CEO)	January 1 - November 30
	Special Advisor	December 1 - December 10
Ms. Carrie Anderson	Executive Vice President and Chief Financial Officer (CFO)	Full Year
Mr. Glenn G. Coleman	Executive Vice President and Chief Operating Officer (COO)	Full Year
Mr. Robert T. Davis, Jr.	Executive Vice President, President, Tissue Technologies	Full Year
Mr. Michael J. McBreen	Executive Vice President, President, Codman Specialty Surgical	Full Year
1Mr. De Witte joined the Company on December 1, 2021, and assumed the role of President and CEO.
2Mr. Arduini retired from his position as President and CEO. He remained with the Company as Special Advisor through December 10, 2021.

SUMMARY OF OUR 2021 DECISIONS
The Compensation Committee makes decisions regarding named executive officer total compensation (base salary, annual bonus objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes the Compensation Committee’s decisions and provides information on updates to the compensation programs for 2021.

FACTORS THAT GUIDED TOTAL COMPENSATION DECISIONS
•Our executive compensation philosophy
•Degree of achievement of key strategic financial and operational goals
•Individual performance
•Advancement of our diversity and inclusion strategy
•Ongoing impact of the COVID-19 pandemic
•Recommendations of our President and CEO (other than with respect to his own compensation)
•Advice of an independent compensation consultant
•Stockholder input
•Market pay practices
•Current and historical Integra compensation

KEY 2021 COMPENSATION DECISIONS SEE PAGES 35 – 40 FOR MORE INFORMATION
Base Salary Decisions
On April 1, 2021, most named executive officers received salary increases in line with the overall Company-wide 2021 global annual merit budget of 3%. Ms. Anderson received a 5% increase on April 1, 2021 to reflect her 2020 performance and better align her salary with the 50th percentile of our peer group.
Cash Bonus Decisions
In February 2021, the Compensation Committee approved the short-term incentive design, metrics and performance goals for named executive officers, which cascades more broadly to all plan participants.
Mr. De Witte was awarded an annual bonus payment of $144,384, in accordance with his employment agreement and is in recognition of a smooth CEO transition and strong company financial performance. This amount represented his target bonus, pro-rated to reflect his partial year of employment, adjusted to 200% of his prorated 2021 base salary.
As a result of exceeding targeted business performance goals in 2021, the overall annual bonus pool was funded at 135.1% of target. The Compensation Committee considered this funding appropriate based on the results of the Company and notable effort and achievements of the executive officers and non-executive participants. Mr. Arduini was awarded an annual bonus payment of 135.1% of his target opportunity. Other named executive officers were awarded annual bonus payments between 127.4% and 140.1% of their individual target opportunities. Annual bonus payments were paid in March 2022.

Equity Grant Decisions
In making equity grant decisions for 2021, the Compensation Committee took into account that Integra’s executive management team remained keenly focused on its employees and patients, ensuring the Company could supply its products while keeping its employees safe even as COVID-19 continued to present business challenges. The executive management team, through swift and decisive action, minimized the impact to the Company and leveraged opportunities in 2020 to position Integra for success in 2021 and beyond.
For the 2021 annual equity grant, the Compensation Committee rebalanced stock options and restricted stock and increased PSUs. A greater portion of performance-based awards was delivered to align the NEOs with our accelerated growth goals, with PSUs weighted approximately 60% and stock options and restricted stock (RSUs for Mr. Arduini) each weighted at 20%.
To enhance our performance-oriented incentives to drive sustainable long-term performance, the Compensation Committee increased the 2021 PSU grant’s maximum level of performance rewarded from 7% organic revenue growth to 14% and the vesting percentage opportunity for this award from 150% of target to 200% when this exceptional performance is achieved or surpassed.
In 2021, Mr. Arduini received an annual equity grant with a fair market value of $7,250,113. Grants for the other named executive officers ranged in value from $1,024,490 to $2,224,909.

PSU Vesting Decisions
In February 2022, the Compensation Committee reviewed the annual organic revenue growth goal for 2021 performance as it relates to the vesting of 2019, 2020 and 2021 PSU grants. Based on the Company's strong performance, PSUs tied to the 2021 performance year vested at the maximum levels - 150% of target for the 2019 and 2020 PSUs and 200% of target for the 2021 PSUs.
CEO Transition Decisions
On December 1, 2021, the Company entered into an employment agreement with Mr. De Witte in connection with his appointment as President and CEO. Mr. De Witte's base annual salary was set at $850,000 with a cash bonus target of 110% of base salary. Mr. De Witte received an initial grant of equity as part of his offer to join the Company through a grant of RSUs with a grant value of $2,000,000. Mr. De Witte received this grant on January 18, 2022, when his U.S. residency was established. This award will vest in three substantially equal annual installments starting on the first anniversary of the grant. Beginning in 2022, Mr. De Witte will be eligible to receive annual equity-based awards, with the amount, form and mix to be determined by the Compensation Committee. The 2022 annual award is anticipated to be $4,000,000 with Compensation Committee discretion to award a different value, which may be lower.

In order to maintain Mr. Arduini’s focus on increasing stockholder value and ensure a smooth CEO transition, the Compensation Committee provided him with the eligibility to receive an annual bonus award for 2021 even though he would no longer be an active employee on the date of the bonus payout in March 2022.

SAY-ON-PAY RESULTS AND STOCKHOLDER FEEDBACK
The Company continues to receive high levels of Say on Pay support, with 97.9% of votes cast in favor at our 2021 annual meeting of stockholders. The Compensation Committee believes this support, coupled with positive feedback from stockholders, to be an endorsement of our current program, which is considered as part of the Compensation Committee’s annual review.

SUPPORTING OUR PAY-FOR-PERFORMANCE PHILOSOPHY

In support of our pay-for-performance philosophy and achievement of strong Company performance, the majority of the total compensation opportunity that our President and CEO and other named executive officers receive is “at-risk” and dependent upon future performance. Market-competitive base salaries are established to provide our named executive officers with a stable and secure source of income with “at-risk” pay aligned to driving our four strategy pillars.
Consistent with the Company’s overall executive compensation philosophy, named executive officers are rewarded for their strong leadership and individual performance and provided with equity incentives to ensure alignment of their interests with those of our stockholders. For Mr. De Witte, 85% of his anticipated on-going total target direct compensation opportunity as outlined in his employment agreement is at-risk and shown below. Mr. De Witte's $2,000,000 initial equity award at hire is excluded from his on-going total target direct compensation. On average, percentage of target total direct compensation for our named executive officers other than Mr. Arduini that is at-risk is 75%.

The majority of total direct compensation for our named executive officers — 85% for our President and CEO and an average of 75% for our other named executive officers — is “at-risk” based on the achievement of specific performance goals and stock price performance.

ALIGNING PAY WITH PERFORMANCE
We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2021, the performance-based components of our executive compensation program were designed as follows:

	SHORT-TERM INCENTIVE	LONG-TERM INCENTIVE	LONG-TERM INCENTIVE
	Annual Bonus	Performance-based Equity	Time-based Equity
Objective	Reward achievement of short-term (annual) corporate performance goals	Reward exceptional long-term financial results and drive stockholder value creation	Reinforce ownership in the Company with a focus to increase stockholder value over the long term and support retention of executives
Form	Cash	Performance Stock Units (PSUs) (~60%) Non-qualified Stock Options (20%)	Restricted Stock Units (RSUs) (20%) for CEO only Restricted Stock (20%) for all other named executive officers
Time Horizon	1 Year	3 Years (PSU) 4 Years (Stock Options)	3 Years[1]
Metrics	Revenue — 40% weighting Adjusted EBITDA[2] — 40% weighting Operating cash flow — 20% weighting	Annual organic revenue growth[3] Stock price appreciation	Stock price appreciation Continued employment
1For Mr. De Witte, RSUs vest annually over three years with a deferral feature that provides that the award will be paid within 30 days following the six-month anniversary of his departure from the Company.
2Defined as GAAP net income excluding (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) discontinued product lines charges; (iv) EU Medical Device Regulation-related charges; (v) COVID-19 related charges; (vi) convertible debt non-cash interest; (vii) intangible asset amortization expense; and, (viii) income tax impact from adjustments.
3Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year’s organic revenue.

COMPENSATION BEST PRACTICES
The Compensation Committee applies a number of corporate governance features related to executive compensation, which are summarized below. We believe these mechanisms help to ensure alignment of executive and stockholder interests.

	WHAT WE DO		WHAT WE DON’T DO
☑	Deliver executive compensation primarily through performance-based at-risk pay	☒	No hedging or pledging of equity
☑	Maintain a peer group for benchmarking pay	☒	No repricing of stock options
☑	Set challenging short- and long-term incentive objectives	☒	No guarantees or minimums related to base salary increases, annual bonuses or equity grants
☑	Place a cap on the annual bonus payments and PSUs earned that executives can receive	☒	No duplication of long-term performance targets with our annual performance targets
☑	Provide strong oversight that ensures adherence to equity grant regulations	☒	No gross-ups in connection with a change in control
☑	Maintain a clawback policy for annual bonus and equity compensation, as well as an anti-hedging/pledging policy	☒	No excessive perquisites
☑	Require stock ownership by executives, with minimum ownership levels defined by role	☒	No supplemental executive retirement plans
☑	Have double-trigger change-in-control arrangements
☑	Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company
☑	Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
☑	Consult with an independent consultant on compensation levels and practices
☑	Engage with stockholders regarding our compensation programs.
STOCKHOLDER INPUT ON EXECUTIVE COMPENSATION

We value the opinions of our stockholders and regularly solicit input on our executive compensation program. In evaluating the design of our executive compensation and the compensation decisions for each of our named executive officers, the Compensation Committee considers stockholder input including the advisory “say-on-pay” vote at our annual meeting.
For our 2021 Say on Pay, approximately 97.9% of the “say-on-pay” stockholder votes cast approved the compensation for our named executive officers.
For our 2021 Say on Pay, approximately 97.9% of the votes cast approved the compensation for our named executive officers. We believe this support resulted largely from the improvements we have made, and continue to make, to our executive compensation program and the positive effect they have had on the Company’s performance. The strong Say on Pay vote shows support for our current executive compensation design.
Over the course of 2021, we gathered feedback with respect to our executive compensation program in a number of different settings. Integra’s management team engaged with stockholders representing over 50% of our outstanding shares by participating in 11 institutional investor events at which we discussed our strategic plans and growth prospects and held approximately 300 meetings with institutional investors. Through this engagement, we received feedback from stockholders on topics such as corporate strategy, governance and sustainability, as well as business and financial performance. Feedback from investors continues to highlight organic revenue growth as a key indicator for the strength of our business and a driver of stockholder value creation.

To strengthen our pay-for-performance culture, the Compensation Committee considered our strong 2021 vote results and the feedback obtained from our investor outreach when making decisions relating to compensation for our named executive officers for 2021. Our philosophy is to use performance metrics that directly align with our business strategy and stockholder interests. Based on these factors, annual organic revenue growth has been used as our long-term incentive performance shares metric since 2018 and will continue to be the measure in 2022.
ROLE OF THE COMPENSATION COMMITTEE
The Compensation Committee reviews the executive compensation program for all named executive officers, as well as other executives within the Company, on an annual basis. While Integra management provides input, it is the responsibility of the Compensation Committee to evaluate and approve our executive compensation philosophy, plans, policies, programs and decisions.
The following table illustrates the steps the Compensation Committee follows to ensure the total compensation for our named executive officers is competitive, appropriately tied to performance, and does not promote undue risk taking.

STEP 1: INPUT ON COMPENSATION		STEP 2: COMPENSATION COMMITTEE DECISIONS		STEP 3: COMPENSATION COMMITTEE OVERSIGHT
At the beginning of each year, management, including the President and CEO, provides recommendations to the Compensation Committee regarding the compensation of the named executive officers. The CEO does not make recommendations on his own pay.
These recommendations take into consideration the competitive market pay data provided by the Board’s independent consultant, as well as an evaluation of the named executive officer’s role, performance and contributions to the Company’s results, as well as the individual’s long-term potential.
(See more below on the Board’s independent compensation consultant.)
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The Compensation Committee considers these recommendations together with the input of our independent compensation consultant and subsequently the Compensation Committee determines the named executive officers’ compensation, ensuring it is aligned with our compensation philosophy.
All aspects of the CEO’s compensation are determined solely by the Compensation Committee, with input from the independent compensation consultant.
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For the coming year, the Compensation Committee reviews and approves:
•Objectives for the CEO
•Variable pay target opportunities for annual bonus and long-term equity incentives
•Performance metrics for the annual bonus and equity grants
The Compensation Committee ensures performance metrics are consistent with the financial, operational and strategic goals set by the Board, that the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee retains Willis Towers Watson as its independent executive compensation consultant. Willis Towers Watson provides market analyses and recommendations that inform the Committee’s decisions; provides updates on market trends and the regulatory environment as it relates to executive compensation; reviews various executive compensation proposals presented by management to the Compensation Committee; and works with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.
Pursuant to the rules of the Securities and Exchange Commission (“SEC”), the Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee. In 2021, in addition to the executive compensation consulting services provided, Willis Towers Watson provided corporate risk and brokering services and additional rewards consulting services to the Company with total fees of $400,489.

 ROLE OF THE EXECUTIVE COMPENSATION PEER GROUP

To help ensure we provide our named executive officers with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation we offer our executives against executives within our peer group of companies. In 2021, this peer group consisted of companies determined to be:
•Similar in size (revenue and market capitalization), complexity and global reach to Integra;
•In the medical technology or a similar industry;
•In competition with Integra for executive talent.

Integra is currently at the 38th percentile for revenue when compared to the peer group.
We generally position each element of compensation and the total compensation packages for executive officers to reflect the 50th percentile of our peer group.

Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The 2021 peer group approved by the Compensation Committee remains unchanged from 2020 other than the removal of Wright Medical Group N.V. due to its acquisition by Stryker:

2021 EXECUTIVE COMPENSATION PEER GROUP
ABIOMED, Inc.	Integer Holdings Corporation	Teleflex Incorporated
Align Technology, Inc.	Intuitive Surgical, Inc.	The Cooper Companies, Inc.
CONMED Corporation	Invacare Corporation	Varian Medical Systems, Inc.
Edwards Lifesciences Corporation	Masimo Corporation	West Pharmaceutical Services, Inc.
Haemonetics Corporation	Nuvasive, Inc.
Hill-Rom Holdings, Inc.	ResMed, Inc.
Hologic, Inc.	Steris Plc

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Integra’s executive compensation consists of fixed pay and variable pay, including cash and non-cash components. We continue to emphasize variable pay rather than fixed pay, with the majority of the compensation being “at risk” performance-based compensation. We compare our executive compensation elements and total compensation against those of our peer group companies targeting the median while aligning to our executive compensation philosophy. The chart below summarizes the various elements of Integra’s executive compensation and their purpose:

	OBJECTIVE	TYPE OF COMPENSATION	KEY FEATURES
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the medical technology industry and broader market	Cash	•Reflects individual skills, experience, responsibilities and performance over time •Influences annual bonus and long-term incentive opportunity •Provides a stable and secure source of income
Short-Term Incentive —Annual Bonus	Encourage focus on short-term business performance	Cash
•Performance-based reward tied to achievement of short-term corporate performance goals
•Payment reflects the attainment of corporate financial goals as well as individual accomplishments in strategy, financial, and cultural elements associated with their leadership responsibilities for their given area
•Paid only if threshold performance levels are met or exceeded

Long-Term Incentive — Performance Stock Units (PSUs)	Increase multi-year profitability and stock price	Equity
•Performance-based rewards tied to achievement of long-term corporate performance goals
•Vests only if threshold performance levels are met or exceeded
•Promotes retention and enhances executive stock ownership
•Links value to stock price

Long-Term Incentive —Non-qualified Stock Options	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price appreciation
Long-Term Incentive —Restricted Stock & RSUs	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price
Other Benefits	Aid in attracting and retaining talent	Benefit	•Broad-based benefits available to all employees •Executive physical exam program •Non-Qualified Deferred Compensation Program available to all eligible employees

ANALYSIS OF 2021 COMPENSATION DECISIONS
Base Salary
We establish base salaries for named executive officers that reflect each executive’s experience, expertise, and the complexity of his or her role as well as current competitive compensation data and internal comparisons. The Compensation Committee reviews base salaries of our named executive officers annually, and approves increases considering factors such as prior year performance, market competitiveness and affordability. Our NEOs’ annual base salary changes are aligned with Integra’s global annual merit budget with an effective date each year of April 1.
2021 BASE SALARY DECISIONS
Named executive officers (other than Mr. De Witte) received salary increases in line with the overall Company-wide 2021 global annual merit increase budget of 3%. Ms. Anderson received a 5% increase to her base salary on April 1, 2021 to reflect her 2020 performance and better align her salary with the 50th percentile of our peer group. The base salaries in effect for the named executive officers for 2021 were:

	2020 BASE SALARY¹	2021 BASE SALARY	% INCREASE
Jan D. De Witte²	N/A	$850,000	N/A
Peter J. Arduini	$980,000	$1,000,000	2.04%
Carrie Anderson	$500,000	$525,000	5.00%
Glenn G. Coleman	$600,000	$618,000	3.00%
Robert T. Davis, Jr.	$476,684	$490,684	2.94%
Michael J. McBreen	$450,000	$463,500	3.00%
1Named executive officers did not receive base salary increases during 2020 due to the uncertainty COVID-19 presented. Actual 2020 salary paid was lower than what is shown due to a temporary salary reduction of 25% to 50% for all named executive officers from April 27, 2020 until August 1, 2020.
2Mr. De Witte joined the Company on December 1, 2021 as President and CEO, at which time his annual salary was set at $850,000. His actual base salary earnings in 2021 were $58,846.
Annual Bonus
Our Performance Incentive Compensation Plan (the “Bonus Plan”) provides named executive officers with the opportunity to earn a cash award when they deliver strong annual Company and individual performance.
Named executive officers are eligible for bonus payments only if the Company achieves a threshold goal of at least 70% of prior year adjusted EBITDA. If 70% of prior year adjusted EBITDA is met, the Bonus Plan is funded. Actual bonuses are determined based on the Company’s achievement of annual performance goals determined by the Compensation Committee within the first 90 days of each year. The annual bonus pool is determined based on Company performance — revenue (40% weighting), adjusted EBITDA (40% weighting) and operating cash flow (20% weighting). These metrics were selected as they are key indicators of the strength of our business and we believe they drive long-term stockholder return.
Each named executive officer has a target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 200% of their target (200% of base salary for Mr. De Witte based on his employment agreement). Actual annual bonus paid may be modified based on an individual’s performance.

ANNUAL BONUS POOL FUNDING
The annual bonus pool is funded for all Bonus Plan participants based on Company performance. The aggregate amount of the final payments to all participants, including the named executive officers, may not exceed the overall funded pool. For 2021, the Company’s funding model was as follows:

PERFORMANCE METRIC	WEIGHT	PERFORMANCE GOALS AS A % OF TARGET
		Below Threshold	Threshold	Target	Maximum
Revenue	40%	95.9%	96%	100%	104%
Adjusted EBITDA¹	40%	92.9%	93%	100%	107%
Operating Cash Flow	20%	84.9%	85%	100%	115%
Annual Bonus Pool Funding (as a % of Target)		0%	20%	100%	150%
1Defined as GAAP net income excluding (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) discontinued product lines charges; (iv) EU Medical Device Regulation-related charges; (v) COVID-19 related charges; (vi) convertible debt non-cash interest; (vii) intangible asset amortization expense; and, (viii) income tax impact from adjustments. See “Appendix A — Reconciliations of Non-GAAP Financial Measures”.
This same funding model will also apply for the 2022 performance year.

Additionally, the Committee has negative discretion to reduce the amount of the bonus pool funding, and subsequently named executive officer awards.

Despite ongoing COVID-related variability, inflationary pressures that emerged in the second half of the year and COVID impact on our supply chain, we delivered financial results reflecting strong demand for our diverse portfolio of products and the benefit of demand recovery in a number of our product lines.

As shown in the charts below, we exceeded our performance targets for each metric in 2021:

Achieved 101% of Target	Achieved 107% of Target	Achieved 136% of Target

Based on this successful business performance, the overall annual bonus pool was funded at 135.1% of target for all eligible participants in 2021.

In determining the awards for named executive officers, the Compensation Committee considered the bonus pool funding as well as the collective and individual performance of our named executive officers, noting the following accomplishments in areas spanning our financial, strategic, operational, and diversity and inclusion progress.

KEY ACCOMPLISHMENTS
Jan De Witte
•Executed smooth CEO transition
•Established 2022 operating plan and priorities for the Company
•Completed initial assessment of long-term growth opportunities and business objectives
•Completed CEO assimilation plan including operating reviews, Integra site visits, customer engagements, and interactive sessions with colleagues and leaders.

Carrie Anderson
•Steered Company to exceed 2021 Operating Plan commitments for revenue, adjusted EBITDA, adjusted EPS and operating cash flow, despite continuing COVID-19 direct and indirect impacts to business
•Maintained strong, flexible balance sheet and ample liquidity by: consolidating total leverage ratio finished year at 2.3X, lower than targeted 2.5-3.5X range due to strong cash flow; improving accounts receivable collection efforts and advanced extension of supplier payment terms initiative by moving to 90-day payment terms, and renewing accounts receivable securitization facility
•Completed significant portfolio transformation actions, positioning Company for faster and more profitable growth
•Completed successful Investor Day, outlining profitable growth strategy and long-term financial goals
•Managed on-time submission of EU MDR Class I remediation deliverables, as well as implementing enhanced financial rigor around project expense forecasting and management
•Led in advancement of diversity and inclusion initiatives, including serving as executive sponsor for Integra’s African American Affinity Group

Glenn G. Coleman
•Successfully led Integra through the COVID-19 pandemic and recovery and exceeded all key financial performance measures versus the operating plan
•Exceeded all key financial metrics for the International business which generated 15.4% organic revenue growth over 2020, including organic growth of over 20% in both Japan and China, key long-term strategic markets for the company.
•Optimized the product portfolio and improved financial profile of the Company by completing the ACell acquisition on January 20, 2021, which expands our tissue technology regenerative portfolio. Also, completed the divestiture of the Extremity Orthopedics business for $240 million and successfully executed transition services throughout 2021.
•Launched several new innovative products that will drive faster revenue growth over the long term. Most notably CereLink, an intracranial pressure monitoring device, was launched in the U.S., Europe, Canada, and Australia.
•Oversaw the continued implementation of manufacturing plans, which will further contribute to our gross margin expansion in the long-term including the substantial completion of the manufacturing transfer from J&J for the Codman Specialty Surgical business as well as the closure and transfer of one of our manufacturing sites in France to Switzerland, which is expected to be completed in the second half of 2022
•Led the advancement of diversity and inclusion initiatives, including serving as executive sponsor for Integra’s Indian American Employee Resource Group

Robert T. Davis, Jr.
•Completed the successful divestiture and transition services of the Extremity Orthopedics business to Smith & Nephew
•Led the strategic acquisition and integration of ACell, adding UBM (Urinary Bladder Matrix) technology platform. This technology is used in the manufacturing of our Gentrix, Cytal, and MicroMatrix product lines and is the only commercially available form of UBM.
•Implemented Integra’s Product Performance Pledge, reaching the goal of 900 enrolled with designated complex wound reconstruction surgeons
•Grew global Private Label business by 14% over 2020
•Led in advancement of diversity and inclusion initiatives, including serving as executive sponsor for Integra’s Veteran’s Employee Resource Group

Michael J. McBreen
•Delivered high single-digit growth in each of the Codman Specialty Surgical product franchises, including the instrument business, which grow over 20% compared to 2020
•Responsible for $37 million in revenue from new product introductions in the US
•Launched new CereLink ICP monitor in several key markets including the US, Europe, Australia, and Canada
•Delivered strong market share growth in our Hydrocephalus portfolio driven by the sales associated with several new products and global expansion
•Continued to make great progress with the Aurora Surgiscope, including a new FDA clearance and significant advancement in our clinical programs
•Led in advancement of diversity and inclusion initiatives, including serving as executive sponsor for Integra’s Asian American and Pacific Islander Employee Resource Group

2021 ANNUAL BONUS (PAID IN MARCH 2022)

The following table shows the actual annual bonus amounts awarded for 2021. In order to maintain Mr. Arduini's focus on increasing stockholder value and enable a smooth transition to a new CEO, the Compensation Committee provided Mr. Arduini with eligibility to receive an annual bonus award for the 2021 performance year even though he no longer was an active employee on the date on which bonuses were paid.

	TARGET AS A % OF BASE SALARY	TARGET AWARD OPPORTUNITY	ACTUAL AMOUNT AWARDED[2]	ACTUAL AS A % OF TARGET[3]
Jan De Witte[1]	110%	$79,411	$144,384	181.8%
Peter J. Arduini	120%	$1,200,000	$1,621,200	135.1%
Carrie Anderson	70%	$367,500	$515,000	140.1%
Glenn G. Coleman	80%	$494,400	$688,000	139.2%
Robert T. Davis, Jr.	60%	$294,410	$375,000	127.4%
Michael J. McBreen	60%	$278,100	$385,000	138.4%
1Mr. De Witte's target award opportunity is prorated based on the commencement of his employment on December 1, 2021 and adjusted to 200% of his base salary.
2Messrs. Coleman and Davis and Ms. Anderson elected to defer a percentage of their 2021 annual bonus paid in March 2022 under the Non-Qualified Deferred Compensation Program. Specifically, deferrals were as follows: Ms. Anderson at 75%, Mr. Coleman at 50%, and Mr. Davis at 35%.
3Actual bonus award is capped at 200% of target (200% of base salary for Mr. De Witte).
Equity Grants
Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential and market practice when determining the value and type of equity. We award a mix of restricted stock or restricted stock units (RSUs), non-qualified stock options and performance stock units (PSUs).

In making equity grant decisions for 2021, the Compensation Committee rebalanced stock options and restricted stock/RSUs and increased PSUs in the annual equity grant. A greater portion of performance-based awards was delivered to align the NEOs with our accelerated growth goals, with PSUs weighted approximately 60% and stock options and restricted stock (RSUs for the CEO) each weighted at 20%. The Compensation Committee believes that this addresses retention and engagement concerns that the COVID-19 pandemic has presented in a manner appropriately aligned to the interests of our stockholders.

	RESTRICTED STOCK (ALL NEOS EXCEPT CEO)	RESTRICTED STOCK UNITS (RSUS) (CEO ONLY)[1]	NON-QUALIFIED STOCK OPTIONS	PERFORMANCE STOCK UNITS (PSUS)
Definition	Represents actual ownership of Integra stock that becomes the executive’s upon vesting	Notional units which are redeemable for Integra stock; their value tracks the value of Integra stock	Once vested, stock options give an executive the right to purchase Integra stock at an exercise price equal to the closing price of our common stock on the date of grant	Notional units which are redeemable for Integra stock subject to performance; their value tracks the value of Integra stock
% of Equity Grant	20%	20%	20%	~60%
Performance Metric	Time	Time	Stock price	Organic revenue growth
Vesting	Annually over three years	Annually over three years; payment is deferred until after CEO’s departure from Integra	Annually over four years	Annually over three years based on achievement of performance goals
1CEO reference applies to Mr. De Witte and Mr. Arduini.

ANNUAL EQUITY COMPENSATION GRANTS
Annual equity grants are typically made in March of each year. The following criteria are evaluated for each of our named executive officers when determining the value of their annual equity award:
•Performance over the long term;
•Performance during the prior year;
•Long-term potential;
•Retention considerations; and

•Market practices for comparable positions.
2021 EQUITY COMPENSATION DECISIONS
The Compensation Committee reviewed the target total direct compensation of our named executive officers compared to our peers and made market adjustments to annual equity grant values to continue to be competitive with our peer group.

In March 2021, named executive officers (except for Mr. De Witte, whose employment began in December 2021), each received an annual equity grant of approximately 60% PSUs, 20% non-qualified stock options and 20% restricted stock (RSUs for Mr. Arduini).

	FAIR MARKET VALUE AT GRANT – 2021
	RESTRICTED STOCK	RSUs	NON-QUALIFIED STOCK OPTIONS	PSUs	TOTAL
Peter J. Arduini		$1,500,039	$1,500,021	$4,250,053	$7,250,113
Carrie Anderson	$328,174		$328,142	$918,805	$1,575,121
Glenn G. Coleman	$463,557		$463,502	$1,297,850	$2,224,909
Robert T. Davis, Jr.	$208,590		$208,551	$667,380	$1,084,521
Michael J. McBreen	$197,013		$197,007	$630,470	$1,024,490
Mr. De Witte's employment agreement provided for $2,000,000 in value of restricted stock units that will vest in three substantially equal annual installments beginning with the first anniversary of the grant date. Mr. De Witte, in connection with establishing his U.S. residency, received this grant on January 18, 2022.

USING ORGANIC REVENUE GROWTH AS THE PSU PERFORMANCE METRIC

Annual organic revenue growth is the performance metric for PSU awards as it is a key indicator of the strength of our business and stockholder return. Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year.
The three-year annual organic revenue growth goal is derived from a rigorous process that involves input and discussions among the Compensation Committee, CEO and management. We annually review the metrics (and related targets) used in our annual bonus and equity programs to ensure they remain aligned to Integra’s strategic plan.

PSU VESTING FOR EQUITY GRANTS
For the 2018, 2019 and 2020 grants, each named executive officer is eligible to receive shares of the Company’s common stock ranging from 0% to 150% of target based on the Company’s achievement of an annual organic revenue growth goal over the prior year’s organic revenue amount during each fiscal year of the performance period as follows:

GROWTH IN ANNUAL ORGANIC REVENUE OVER PRIOR YEAR
	PERFORMANCE GOAL	PERFORMANCE VESTING PERCENTAGE
Below Threshold Level	<2%	0%
Threshold Level	2%	50%
Target Level	5%	100%
Maximum Level	7%	150%
For the 2021 grants, to further align the interests of our executives and those of our stockholders and enhance our performance-oriented incentives to drive sustainable long-term performance, the Compensation Committee increased the 2021 grant’s maximum vesting percentage to 200% when the Company achieves exceptional organic revenue growth of 14% or more. Each named executive officer is eligible to receive shares of the Company’s common stock ranging from 0% to 200% of target for the 2021 grant based on the Company’s achievement of the annual organic revenue growth goal over the prior year’s organic revenue amount during each fiscal year of the performance period as follows:

GROWTH IN ANNUAL ORGANIC REVENUE OVER PRIOR YEAR
	PERFORMANCE GOAL	PERFORMANCE VESTING PERCENTAGE
Below Threshold Level	<2%	0%
Threshold Level	2%	50%
Target Level	5%	100%
Above Target Level	7%	150%
Maximum Level	14%	200%

IF...	THEN...
Growth in annual organic revenue over prior year is between threshold and target levels
FOR 2018, 2019, 2020 AND 2021 GRANTS
Performance vesting percentage is determined by extrapolating between threshold level— anchor points of 3% annual organic revenue growth (with a 70% performance vesting percentage) and 4% annual organic revenue growth (with an 85% performance vesting percentage)—and target level.

Growth in annual organic revenue over prior year is between target and maximum levels
FOR 2018, 2019 AND 2020 GRANTS
Performance vesting percentage is determined by linear interpolation between target level and maximum level—for example 6% annual organic revenue growth (with a 125% performance vesting percentage).

FOR 2021 GRANT
Performance vesting percentage is determined by linear interpolation:
•Between target level—for example 6% annual organic revenue growth (with a 125% performance vesting percentage)—and above target level of 7% annual organic revenue growth (with a 150% performance vesting percentage)
THEN
•Between above target level of 7% and maximum level—for example 10.5% annual organic revenue growth (with a 175% performance vesting percentage).

Target performance in a particular year is not attained but the Company achieves its cumulative goal (an average three-year annual organic revenue growth rate of at least 5.0%)	Additional PSUs will vest on the third anniversary of the grant date (as though the performance goal for the fiscal year was achieved at target level).

PSU GRANT VESTING
Vesting of the following PSU grants in 2021 and 2022 was determined based on the achievement of the Company’s annual organic revenue growth goal for the 2020 and 2021 performance periods:

PERFORMANCE RESULTS FOR PSUs VESTING IN 2022 BASED ON 2021 PERFORMANCE YEAR

	PERFORMANCE VESTING %	2019 GRANT YEAR 3 VESTING	2020 GRANT YEAR 2 VESTING	2021 GRANT YEAR 1 VESTING
Baseline[1]		$1,273.3	$1,273.3	$1,273.3
Target Level	100%	5%	5%	5%
Midpoint Level		N/A	N/A	7%
Maximum Level	150% in 2019/2020 200% in 2021	7%	7%	14%
ACTUAL[1]		$1,454.4	$1,454.4	$1,454.4
% Increase over Baseline		14.2%	14.2%	14.2%
ACTUAL VESTING PERCENTAGE		150%	150%	200%
1 See “Appendix A — Reconciliations of Non-GAAP Financial Measures”.

Retirement Savings Programs
In 2021, we provided retirement benefits to our named executive officers through the defined contribution retirement savings plan, which is the same plan available to all employees. Company matching contributions for our NEOs are shown in the Breakdown of All Other Compensation table. A non-qualified deferred compensation program exists for all employees who meet the IRS annual compensation limit of IRC Section 401(a)(17) and conforms with the requirements of Code Section 409A. Employees may defer up to 75% of base salary and up to 100% of performance-based cash bonus on a pre-tax basis. Messrs. Coleman and Davis elected to defer their base salary under the non-qualified deferred compensation program. Mr. Coleman deferred 35% of his 2021 base salary paid and Mr. Davis deferred 21% of his base salary paid. Messrs. Coleman and Davis and Ms. Anderson elected to defer a percentage of their 2021 annual bonus paid in March 2022. Specifically, annual bonus deferrals were as follows: Mr. Coleman at 50%, Ms. Anderson at 75% and Mr. Davis at

35%. The deferred value of the base salary and annual cash bonus is shown in the Non-Qualified Deferred Compensation table.
Other Benefits
In 2021, our named executive officers participated in benefits offerings on the same basis as all other employees except for the Executive Physical Exam Program, which provides payment for a comprehensive annual physical exam for each of our named executive officers and aligns with the Company’s culture of health and wellness, which supports improved executive performance.
Ms. Anderson was reimbursed for $19,359 of certain relocation-related expenses consistent with the Company’s relocation policy shown in the Breakdown of All Other Compensation table.
OTHER KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

As we look to the future of the Company, we have adopted policies to help drive sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance. In addition, our compensation policies and practices for all employees are reviewed annually to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have an adverse effect on the Company. Our compensation programs are designed with an appropriate balance of risk and reward in relation to our business strategy and do not encourage excessive or unnecessary risk-taking behavior. The risk-mitigating features adopted within our compensation programs are outlined below.

The Compensation Committee reviewed management’s risk assessment report, and as a result of the risk assessment, the Compensation Committee does not believe risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines
Our stock ownership guidelines require all executive officers to hold a minimum number of shares of our stock while serving in these leadership positions. The guidelines are intended to align the interests of executives with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. Named executive officers have five years from their appointment/hire date to meet their stock ownership guidelines. For purposes of measuring compliance with these guidelines, the following are counted: (i) shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, (ii) vested shares of restricted stock and shares underlying vested RSUs, and (iii) unvested shares of restricted stock and shares underlying unvested RSUs (provided, in each case, such shares or units vest based on time and not performance) are included to determine whether the required ownership interest has been satisfied. Shares underlying unexercised stock options (whether vested or unvested) and performance-based awards do not count toward satisfying these guidelines.
The minimum ownership threshold is based on a multiple of base compensation:

POSITION	STOCK OWNERSHIP GUIDELINE
CEO	6 times base salary
COO, CFO	2 times base salary
All other NEOs	1 times base salary
Currently, all of our named executive officers to whom the guidelines are applicable are in compliance with the stock ownership guidelines. Consistent with the terms of the guidelines, Mr. De Witte has five years from the commencement of his employment with the Company, or until December 1, 2026, to comply with the stock ownership guidelines and is currently progressing towards meeting the ownership guidelines.
Clawback Policy
We maintain a clawback policy to ensure compensation is paid only upon proven results. If a restatement of our financial results is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of a named executive officer, the Committee can recoup from that executive bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding annual bonus or equity award opportunities.

Anti-Hedging and Anti-Pledging Policies
Our Insider Trading Policy prohibits without exception hedging and pledging of our securities by any employee, including our NEOs and Directors. Prohibited trading practices include short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. In addition, all employees including our NEOs and Directors are forbidden from (i) holding Integra securities in a margin account, (ii) buying Integra securities on margin, (iii) pledging Integra securities as collateral for a loan or (iv) pledging Integra securities in any other arrangement. For our NEOs, and other participants in the Company’s trading window group, trading is permitted only during scheduled trading windows and requires a pre-clearance by our legal department. Subject to our trading window policy, our NEOs may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934.
Impact of Accounting and Tax Requirements on Compensation
The Committee endeavors to structure executive compensation in a manner that is either compliant with, or exempt from, the application of Section 409A of the Internal Revenue Code, the provisions of which may impose additional taxes to employees.
Accounting
We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, restricted stock, restricted stock units, PSUs and other forms of equity compensation). The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Although the Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.
POST-EMPLOYMENT ARRANGEMENTS
CEO Employment Agreement: Mr. De Witte
In connection with his appointment as President and CEO of the Company, the Company entered into an employment agreement (the “De Witte Agreement”) pursuant to which Mr. De Witte commenced employment on December 1, 2021. The initial term of the De Witte Agreement expires on the third anniversary of the Effective Date (as defined in the De Witte Agreement), unless terminated earlier, and is subject to an automatic one-year renewal term unless either party gives timely written notice of termination.
Under the De Witte Agreement, Mr. De Witte's annual base salary shall be equal to $850,000 per annum. Mr. De Witte’s base salary is subject to annual review and may be increased in the sole discretion of the Company but may not be decreased without Mr. De Witte's express written consent. Pursuant to the terms of the De Witte Agreement, Mr. De Witte had the opportunity to receive an annual target bonus for the 2021 performance year, pro-rated to reflect the number of days in 2021 Mr. De Witte was employed by the Company. Consistent with the terms of the De Witte Agreement, this pro-rated bonus was paid to Mr. De Witte in a lump sum cash payment on March 4, 2022 aligned with the bonus payout date for all U.S. employees.
Commencing with the 2022 performance year, Mr. De Witte will be eligible for an annual bonus opportunity targeted at 110% of his annual base salary (pro-rated for any partial year of service). Mr. De Witte’s bonus opportunity will range from 50% of his target annual bonus opportunity (if threshold performance goals are achieved) to a maximum of 200% of his base salary. The actual amount of any such annual bonus paid to Mr. De Witte shall be based on company performance and the satisfaction of performance objectives established and evaluated by the Compensation Committee. Consistent with Company policies, Mr. De Witte, as an employee of the Company, will not be entitled to any compensation for his service as a director on the Board.
Pursuant to the terms of the De Witte Agreement, Mr. De Witte received a one-time grant of restricted stock units with a grant date value of $2,000,000 (the “initial equity award”), an award that was granted under, and is governed by, the Fifth Amended and Restated Integra LifeSciences Holdings Corporation 2003 Equity Incentive Plan. These restricted stock units will vest in three substantially equal annual installments beginning on the first anniversary of the grant date and shall be delivered to Mr. De Witte within 30 days following the first business day that occurs immediately following the six-

month period after the date of his separation of service as deferred compensation. This award is subject to accelerated vesting upon termination of employment by reason of death or disability or upon a qualifying termination on or within 24 months following the date of a change in control.
Commencing with the 2022 calendar year, Mr. De Witte will be eligible to receive a discretionary annual equity-based award, with the amount, form and mix of such award to be determined by the Company’s Compensation Committee in its discretion. The terms and conditions, including vesting conditions, of any awards granted as part of an annual equity award shall be set forth in separate award agreements to be entered into by Mr. De Witte and the Company. The 2022 annual award is anticipated to be $4,000,000, with the Compensation Committee retaining discretion to award a different value, which may be lower.
In connection with his appointment as President and CEO and the commencement of his employment, the De Witte agreement also provides that Mr. De Witte is eligible to receive reimbursement of: (x) up to $150,000 in relocation expenses (provided Mr. De Witte (i) relocates on or before the six month anniversary of the Effective Date and (ii) submits documentation acceptable to the Company evidencing such relocation expenses by October 31, 2022); (y) certain expenses related to his attainment of necessary work visas and/or entry documents which amounted to $23,543; and (z) up to $25,000 in legal fees and expenses actually incurred in connection with the drafting, review and negotiation of the De Witte Agreement and any related agreements, subject to Mr. De Witte's delivery to the Company of documentation evidencing such expenses.
Under the De Witte Agreement:

IF MR. DE WITTE’S EMPLOYMENT IS TERMINATED...	THEN...
Outside the context of a change in control by the Company other than for “cause,” death or “disability,” or by Mr. De Witte for “good reason” (each, as defined in the De Witte Agreement)
In addition to accrued amounts, Mr. De Witte will be entitled to:
•A severance amount equal to 2.0 times his then-current annual base salary payable over the two-year period following such termination;
•A monthly cash payment equal to Mr. De Witte’s monthly COBRA premium cost for family health coverage for up to 18 months following such termination; and,
•Full accelerated vesting of the initial equity award

Within twenty-four months following a change in control by the Company other than for "cause," death or "disability," or by Mr. De Witte for "good reason"
Mr. De Witte will be entitled to receive (i) a severance award in the form of a lump sum cash payment equal to 2.99 times the sum of Mr. De Witte’s annual base salary and target bonus; (ii) monthly cash payments equal to Mr. De Witte’s monthly COBRA premium cost for up to 18 months following termination; (iii) a lump sum cash payment equal to the pro-rata portion of his annual bonus for the year of termination, determined based on actual performance; and (iv) full accelerated vesting of his outstanding equity awards and, to the extent any outstanding equity award is a stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the option’s expiration date.

Due to his death
Mr. De Witte’s estate will receive a lump sum cash payment equal to Mr. De Witte’s annual base salary, and a monthly cash payment equal to Mr. De Witte's monthly COBRA premium for family health coverage for up to twelve months after his termination date.

Mr. De Witte’s right to receive the severance payments pursuant to the De Witte Agreement (other than upon his death) is contingent on Mr. De Witte’s execution of a general release of claims against the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. De Witte than receiving the full amount of such payments.
The De Witte Agreement contains non-compete and non-solicitation covenants that extend for up to 18 months following a termination of Mr. De Witte’s employment.
In connection with his appointment, Mr. De Witte also entered into the Company’s standard indemnification agreement, the form of which is filed as Exhibit 10.3(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 23, 2021. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Mr. De Witte for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his services as an executive officer and director of the Company.

CEO Employment Agreement: Mr. Arduini
The terms of Mr. Arduini’s employment agreement as in effect prior to his retirement in December 2021 are described below.
On August 7, 2020, the Company entered into an Amendment to the Third Amended and Restated Employment Agreement with Mr. Arduini (the “Amendment” collectively with the Third Amended and Restated Employment Agreement, the “Arduini Agreement”). The Amendment extended the previous term, which was set to expire on December 31, 2020, to December 31, 2021 unless terminated earlier.
Mr. Arduini’s base salary was reviewed and could be adjusted annually based on the Compensation Committee’s review in consultation with Willis Towers Watson, and his performance. Further, he remained eligible for an annual bonus opportunity targeted at 120% of his annual base salary. Mr. Arduini’s bonus opportunity ranged from 50% of his target annual bonus opportunity (if threshold performance goals are achieved) to a maximum of 200% of his target annual bonus opportunity.
The Arduini Agreement provided that Mr. Arduini was eligible to receive a discretionary annual equity award, with the amount, form and mix of such award to be determined by the Compensation Committee in its discretion after giving consideration to annual equity-based awards granted to chief executive officers in the Company’s peer group. Any annual equity awards would be granted pursuant to award agreements on forms substantially similar to the applicable form attached to the Arduini Agreement, which included provisions for accelerated time-vesting in connection with Mr. Arduini’s retirement.
The Arduini Agreement provided that Mr. Arduini’s non-qualified stock options would remain exercisable for up to two years following a qualifying termination or such longer period of time provided in the applicable option agreement. The Arduini Agreement contained non-compete and non-solicitation covenants that extended for 18 months following a termination of Mr. Arduini’s employment.

Retirement Compensation for Mr. Arduini
Mr. Arduini transitioned from his position as President and CEO of the Company on November 30, 2021 and served as a Special Advisor until December 10, 2021.As a result of Mr. Arduini's termination being deemed voluntary and constituting a retirement, Mr. Arduini did not receive any severance-related compensation.
Consistent with the terms of Mr. Arduini’s outstanding equity awards, the unvested portion of any such equity awards was subject to accelerated vesting because, as of the date of his separation (December 10, 2021), (x) Mr. Arduini was retirement eligible (defined as age 55+ with 10 or more years of service with the Company) and (y) Mr. Arduini had provided at least six months prior written notice of his retirement. The accelerated vesting operated as follows: 1) unvested stock options became fully vested on his separation date but not exercisable until the original vesting dates, and 2) unvested RSUs vested in full on his separation date but the underlying shares will be issued 30 days following the later of (i) the date the RSUs would have vested in accordance with their original vesting schedule or (ii) six months following his separation date.
During Mr. Arduini’s tenure as CEO, his RSUs vested annually over three years with a deferral feature that provided that the underlying shares would be issued within 30 days following the six-month anniversary of his departure from the Company. Therefore, his vested deferred RSUs will be delivered on June 11, 2022.
Mr. Arduini's PSUs did not accelerate upon his retirement and will continue to be eligible to vest and be distributed in accordance with their original vesting schedules. In early 2022, Mr. Arduini received the vested awards for the January 1 - December 31, 2021 performance year from his 2019, 2020 and 2021 grants.
In June 2021, the Compensation Committee, in recognition of Mr. Arduini's planned employment through the balance of the year determined that Mr. Arduini would continue with eligibility to receive an annual bonus award for the 2021 performance year even though he no longer was an active employee on the date of the bonus payout in March 2022. The Compensation Committee also revised the Arduini Agreement for the purpose of extending his non-solicitation clause to two years post-separation. Mr. Arduini will continue to be responsible for the obligations contained within his non-compete and extended non-solicitation covenants pursuant to the terms of the Arduini Agreement.
Change-in-Control Severance Agreements for Other Named Executive Officers
Effective January 1 through December 31, 2021, we adopted a change in control severance program (the “Program”) under which Ms. Anderson, Messrs. Coleman, Davis and McBreen were participants. The Program provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company (each, as defined in the Program), which was the same under the expired change-in-control severance agreement. The Program does not provide for any excise tax gross-ups and has double-trigger cash payments.
In the event of a qualifying termination, the Change-in-Control Severance Agreements provide for:
•A lump sum payment equal to 1.5 times (or 2.0 times in the case of Mr. Coleman and Ms. Anderson) the sum of the executive’s annual base salary and target bonus;
•A lump sum payment equal to a pro rata portion of the executive’s target annual bonus for the partial fiscal year in which the termination occurs;
•Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and
•Company-paid outplacement services for up to twelve months following the termination date.
The executive’s right to receive the severance payments and benefits described above is subject to his/her delivery and non-revocation of an effective general release of claims in favor of the Company. The Change-in-Control Severance Agreements clarified that to the extent the executive has not yet received his/her annual bonus for his/her prior year’s performance with the Company, the executive shall still receive such annual bonus for prior year performance at the time non-terminated employees receive such annual bonus if such payment is due. In addition, under the Change-in-Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
The Program was renewed effective January 1, 2022 and will expire December 31, 2022 unless renewed again.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed with management the Compensation Discussion and Analysis prepared by management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis prepared by management be included in this Proxy Statement and incorporated into our 2021 Annual Report on Form 10-K.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Donald E. Morel, Jr. (Chair)
Rhonda Germany Ballintyn
Keith Bradley, Ph.D.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information regarding compensation paid to our current President and Chief Executive Officer, our former President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer and each of our three other most highly compensated executive officers based on total compensation earned during 2021.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Option Awards(1) ($) (f)	Non-Equity Incentive Plan Compensation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (3) ($) (i)	Total ($) (j)
Jan D. De Witte	2021	58,846	—	—	—	144,384	—	48,543	251,773
President and Chief
Executive Officer and Director
Peter J. Arduini	2021	956,308	—	5,750,092	1,500,021	1,621,200	—	11,600	9,839,221
President and Chief	2020	848,077	—	4,200,065	1,800,003	882,000	—	10,554	7,740,699
Executive Officer and Director	2019	975,000	—	3,990,017	1,710,006	1,176,000	—	8,400	7,859,423
Carrie L. Anderson	2021	518,462	—	1,246,979	328,142	515,000	—	28,081	2,636,663
Executive Vice President and	2020	466,346	—	875,046	375,003	262,500	—	81,860	2,060,755
Chief Financial Officer	2019	259,615	225,000	1,700,009		205,000	—	16,312	2,405,936
Glenn G. Coleman	2021	613,292	—	1,761,407	463,502	688,000	—	11,267	3,537,469
Executive Vice President and	2020	559,615	—	1,330,034	570,010	360,000	—	8,331	2,827,990
Chief Operating Officer	2019	585,426	—	1,654,286	387,506	482,000	—	11,200	3,120,418
Robert T. Davis, Jr	2021	589,297	—	875,970	208,551	375,000	—	11,301	2,060,119
Executive Vice President,	2020	449,600	—	483,061	207,008	214,508	—	11,400	1,365,577
President, Tissue Technologies	2019	473,213	—	453,598	194,390	258,000	—	11,200	1,390,401
Michael J. McBreen	2021	459,969	—	827,483	197,007	385,000	—	10,908	1,880,367
Executive Vice President,	2020	385,308	—	547,553	127,512	202,500	—	11,400	1,274,273
President, Codman Specialty Surgical
________________
(1)This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant dates in 2021, 2020, and 2019. For a discussion on the assumptions used to estimate the fair value of the stock options, please see Note 10, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $8,500,106 for Mr. Arduini, $2,595,700 for Mr. Coleman, $1,837,610 for Ms. Anderson, $1,334,760 for Mr. Davis, and $1,260,940 for Mr. McBreen.
(2)The amounts in column (g) reflect cash awards for 2021, 2020 and 2019 earned pursuant to the terms of the Performance Incentive Compensation Plan. See “— Compensation Discussion and Analysis — Analysis of 2021 Compensation Decisions, Annual Bonus” for more information. Messrs. Coleman and Davis and Ms. Anderson elected to defer a percentage of their 2021 annual bonus paid in March 2022 under the Non-Qualified Deferred Compensation Program. Deferral amounts are shown in the Non-Qualified Deferred Compensation Table below.
(3)The amounts reported in the All Other Compensation column for each NEO represents relocation expenses, legal expenses, and 401(k) employer matching contributions. Refer to Breakdown of All Other Compensation table below for detail.

BREAKDOWN OF ALL OTHER COMPENSATION — 2021

Name	Relocation Expenses ($)	Legal Fees ($)	401(k) Employer Matching Contribution ($)	Total ($)
Jan D. De Witte	—	48,543[1]	—	48,543
Peter J. Arduini	—		11,600	11,600
Carrie Anderson	19,359[2]		8,721	28,081
Glenn G. Coleman	—		11,267	11,267
Robert T. Davis, Jr	—		11,301	11,301
Michael J. McBreen	—		10,908	10,908
________________
(1)For Mr. De Witte, fees paid include $23,543 for visa-related services and $25,000 for his employment agreement services.
(2)Ms. Anderson received a relocation reimbursement of $11,677 and a tax gross up of $7,682 consistent with the Company’s relocation policy.
Grants of Plan-Based Awards
The following table presents information on equity awards granted under the Company’s 2003 Equity Incentive Plan and annual incentive opportunities.

Name (a)	Award Type	Grant Date (b)	Date of Board or Comp. Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) ($) (l)
				Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)		Maximum (#) (h)
Jan D. De Witte	Cash Bonus	12/1/2021	2/11/2021	39,706	79,411	144,384
Peter J. Arduini	PSU	3/12/2021	2/11/2021				31,205	62,409	(5)	124,818				4,250,053
	RSU	3/12/2021	2/11/2021								22,027			1,500,039
	Stock Option	3/12/2021	2/11/2021									66,402	68.10	1,500,021
	Cash Bonus	1/1/2021	2/11/2021	600,000	1,200,000	2,400,000
Carrie Anderson	PSU	3/12/2021	2/11/2021				6,746	13,492	(5)	26,984				918,805
	RSA	3/12/2021	2/11/2021								4,819			328,174
	Stock Option	3/12/2021	2/11/2021									14,526	68.10	328,142
	Cash Bonus	1/1/2021	2/11/2021	73,500	367,500	735,000
Glenn G. Coleman	PSU	3/12/2021	2/11/2021				9,529	19,058	(5)	38,116				1,297,850
	RSA	3/12/2021	2/11/2021								6,807			463,557
	Stock Option	3/12/2021	2/11/2021									20,518	68.10	463,502
	Cash Bonus	1/1/2021	2/11/2021	98,880	494,400	988,800
Robert T. Davis, Jr.	PSU	3/12/2021	2/11/2021				4,900	9,800	(5)	19,600				667,380
	RSA	3/12/2021	2/11/2021								3,063			208,590
	Stock Option	3/12/2021	2/11/2021									9,232	68.10	208,551
	Cash Bonus	1/1/2021	2/11/2021	58,882	294,410	588,820
Michael J. McBreen	PSU	3/12/2021	2/11/2021				4,629	9,258	(5)	18,516				630,470
	RSA	3/12/2021	2/11/2021								2,893			197,013
	Stock Option	3/12/2021	2/11/2021									8,721	68.10	197,007
	Cash Bonus	1/1/2021	2/11/2021	55,620	278,100	556,200

________________
(1)The amounts reported in columns (c) through (e) represent potential cash payments pursuant to the Company’s Performance Incentive Compensation Plan. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee (for Messrs. De Witte and Mr. Arduini, as provided in their respective employment agreements). The amounts reported for Mr. De Witte are prorated to reflect his partial year of employment. See “— Compensation Discussion and Analysis — Analysis of 2021 Compensation Decisions, Annual Bonus” for more information.
(2)The amount shown in this column represents performance stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Analysis of 2021 Compensation Decisions, Equity Grants” for a description of the material terms of these performance stock unit awards.
(3)The amounts shown in this column represent contract stock/restricted stock units (with respect to awards granted to Mr. Arduini) and shares of restricted stock (with respect to the other named executive officers), all of which were granted under the Company’s 2003 Equity Incentive Plan. See “ — Compensation Discussion and Analysis — Analysis of 2021 Compensation Decisions, Equity Grants” for a description of the material terms of these restricted stock and contract stock/restricted unit awards.
(4)This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted stock units, performance stock units and stock options granted to each NEO in 2021. For restricted stock, contract stock/restricted stock units and performance stock units, fair value is calculated using the closing price of the Company’s common stock on the specific grant date. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $8,500,106 for Mr. Arduini, $2,595,700 for Mr. Coleman, $1,837,610 for Ms. Anderson, $1,334,760 for Mr. Davis, and$1,260,940 for Mr. McBreen.
(5)This grant of performance stock units was made to the executive for his or her 2020 performance. Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% to 200% of the target number of shares of PSUs based on the Company’s achievement of goals relating to the growth in the Company’s annual organic revenue growth over the immediately preceding fiscal year, during each fiscal year of the performance period running from January 1, 2021 through December 31, 2023. See “— Compensation Discussion and Analysis — Analysis of 2021 Compensation Decisions, Equity Grants” for a description.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information with respect to outstanding equity awards as of December 31, 2021. Mr. De Witte had no outstanding equity awards as of December 31, 2021.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Peter J. Arduini	138,228	—	26.87	3/23/2023
	129,250	—	32.59	3/14/2024
	84,071	—	43.68	3/13/2025
	75,069	—	56.23	3/13/2026
	83,644	7,605	55.91	3/13/2027
	80,583	57,560	43.39	3/13/2028
	—	66,402	68.10	3/12/2029
							189,550	12,697,955
Carrie Anderson	7,195	21,585	43.39	3/13/2028
		14,526	68.10	3/12/2029	19,110	1,280,179	34,726	2,326,295
Glenn G. Coleman	16,416	—	26.87	3/23/2023
	22,906	—	31.69	11/16/2023
	20,106	—	32.59	3/14/2024
	24,374	—	38.43	12/1/2024
	20,354	—	43.68	3/13/2025
	17,108	—	56.23	3/13/2026
	13,647	7,031	55.91	3/13/2027
	10,936	32,810	43.39	3/13/2028
	—	20,518	68.10	3/12/2029
					27,781	1,861,049	56,745	3,801,348
Robert T. Davis, Jr.	1,566	—	26.87	3/23/2023
	8,736	—	32.59	3/14/2024
	17,410	—	38.43	12/1/2024
	11,062	—	43.68	3/13/2025
	6,456	2,153	56.23	3/13/2026
	5,186	5,187	55.91	3/13/2027
	3,971	11,916	43.39	3/13/2028
	—	9,232	68.10	3/12/2029
					5,984	400,868	25,253	1,691,698
Michael J. McBreen	3,223	1,075	56.23	3/13/2026
	2,558	2,558	55.91	3/13/2027
	2,446	7,340	43.39	3/13/2028
	—	8,721	68.10	3/12/2029
					9,124	611,217	19,476	1,304,697
________________

(1)Vesting information for each outstanding non-qualified stock option award as of December 31, 2021 for the Named Executive Officers is described in the table below. Based on his equity agreement, Mr. Arduini's outstanding non-qualified stock options fully vested on December 10, 2021 upon his retirement but become exercisable in accordance with the original exercise schedules.

Vesting Date	Exercise Price	Peter J. Arduini	Carrie Anderson	Glenn G. Coleman	Robert T. Davis Jr.	Michael J. McBreen

			Number of Shares Underlying Non-Qualified Stock Option Awards
2022		(a)
3/13/2022	56.23	—	—	—	2,153	1,075
3/13/2022	55.91	7,605	—	7,031	2,593	1,279
3/13/2022	43.39	46,048	7,195	10,936	3,972	2,446
3/12/2022	68.10	38,734	3,631	5,129	2,308	2,180
2023		(b)
3/13/2023	55.91	—	—	—	2,594	1,279
3/13/2023	43.39	11,512	7,195	10,937	3,972	2,447
3/12/2023	68.10	22,134	3,631	5,129	2,308	2,180
2024		(c)
3/13/2024	43.39	—	7,195	10,937	3,972	2,447
3/12/2024	68.10	5,534	3,632	5,130	2,308	2,180
2025
3/12/2025	68.10	—	3,632	5,130	2,308	2,181
(a)Mr. Arduini’s non-qualified stock options vested upon his retirement on December 10, 2021 and will be exercisable as follows: one third of the shares are exercisable on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. The 7,605 of the unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2019 non-qualified stock option grant will be exercisable monthly over the first three months of 2022. 46,048 of the 57,560 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2020 non-qualified stock option grant will be exercisable monthly throughout 2022. In addition, 22,134 of the 38,734 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 12, 2021 grant will be exercisable on March 12, 2022, the first anniversary of such grant. Thereafter, 16,600 non-qualified stock options pursuant to Mr. Arduini’s March 12, 2021 grant will be exercisable monthly for the remaining nine months of 2022.
(b)Mr. Arduini’s non-qualified stock options vested upon his retirement on December 10, 2021 and will be exercisable as follows: one third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. 11,512 of the 57,560 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 13, 2020 non-qualified stock option grant will be exercisable monthly over the first three months of 2023. 22,134 of the 66,402 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 12, 2021 non-qualified stock option grant will be exercisable monthly throughout 2023.
(c)Mr. Arduini’s non-qualified stock options vested upon his retirement on December 10, 2021 and will be exercisable as follows: one third of the shares on the first anniversary of the grant date and thereafter in monthly installments through the third anniversary of such grant date. 5,534 of the 66,402 unexercisable non-qualified stock options pursuant to Mr. Arduini’s March 12, 2021 non-qualified stock option grant will be exercisable monthly over the first three months of 2024.

(2)The amounts in columns (g) and (h) reflect the number and market values of the outstanding restricted stock awards for Messrs. Coleman, Davis, and McBreen and Ms. Anderson as of December 31, 2021. Scheduled vesting of such restricted stock units and restricted stock awards and the number of shares underlying such awards are described in the table below.

Vesting Date	Carrie Anderson	Glenn G. Coleman	Robert T. Davis Jr.	Michael J. McBreen

	Number of Shares Underlying Outstanding RSAs
2022
3/2/2022	—	—	—	1,570
3/12/2022	1,590	2,246	1,010	954
3/13/2022	1,901	4,462	1,839	1,035
7/1/2022	10,430	13,534	—	—
8/1/2022	—	—	—	1,341
2023
3/2/2023	—	—	—	1,618
3/12/2023	1,590	2,246	1,011	955
3/13/2023	1,960	2,978	1,082	667
2024
3/12/2024	1,639	2,315	1,042	984

(3)The amounts in columns (i) and (j) reflect the number and market values of the outstanding performance stock unit awards as of December 31, 2021 for Messrs. Arduini, Coleman, Davis, and McBreen and Ms. Anderson. Scheduled vesting of all performance stock unit awards and the number of shares underlying such awards, subject to the satisfaction of the performance goals, are described in the table below. Amounts reported for our 2019 and 2020 awards are calculated based on 2021 performance year achievement at 150% of the target level. Amounts reported for our 2021 awards are calculated based on 2021 performance year achievement at 200% of the target level.

Vesting Date	Peter J. Arduini	Carrie Anderson	Glenn G. Coleman	Robert T. Davis Jr.	Michael J. McBreen

	Number of Shares Underlying Outstanding Performance Stock Awards
2022
3/12/2022	41,188	8,904	12,576	6,466	6,108
3/13/2022	60,223	7,131	16,729	6,892	3,882
2023
3/12/2023	20,596	4,454	6,290	3,235	3,056
3/13/2023	46,324	9,651	14,670	5,328	3,282
2024
3/12/2024	21,219	4,586	6,480	3,332	3,148

Option Exercises and Stock Vested
The following table presents information on stock option exercises and stock award vesting during 2021 for Messrs. Arduini, Coleman, Davis and McBreen and Ms. Anderson. Mr. De Witte did not hold company equity awards in 2021.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Peter J. Arduini	141,220	7,661,871	69,738	4,592,251	(2)
Carrie Anderson	—	—	12,024	829,261
Glenn G. Coleman	50,658	2,582,525	5,918	403,016
Robert T. Davis Jr.	—	—	2,571	175,085
Michael J. McBreen	—	—	9,347	645,302
________________
(1)The value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the NASDAQ Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.
(2)This includes the market value of the shares that are vested, but delivery is deferred. These awards are also shown in the Non-Qualified Deferred Compensation Table as follows: (i) 6,203 shares of common stock underlying restricted stock units from an initial grant in March 2018 of 19,385 units (of which 774 shares were withheld to pay taxes relative to the entire grant), of which the third installment vested fully on the third anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (ii) 6,525 shares of common stock underlying restricted stock units from an initial grant in March 2019 of 20,390 units (of which 544 shares were withheld to pay taxes relative to the entire grant), of which the second installment fully vested on the second anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (iii) 8,851 shares of common stock underlying restricted stock units from an initial grant in March 2020 of 27.657 units (of which 368 shares were withheld to pay taxes relative to the entire grant), of which the first installment fully vested on the first anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (iv) 6,524 shares of common stock underlying restricted stock units from an initial grant in March 2019 of 20,390 units (of which 816 shares were withheld to pay taxes relative to the entire grant), of which the second installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date, (v) 17,702 shares of common stock underlying restricted stock units from an initial grant in March 2020 of 27.657 units (of which 736 shares were withheld to pay taxes relative to the entire grant), of which the second and third installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date, (vi) 21,148 shares of common stock underlying restricted stock units from an initial grant in March 2021 of 22,027 units (of which 879 shares were withheld to pay taxes relative to the entire grant), of which the first, second and third installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date.
Nonqualified Deferred Compensation

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year		Aggregate Earnings (Losses) in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Name (a)	($) (b)	($) (c)		($) (d)		($) (e)	($) (f)
Peter J. Arduini	—	4,426,427	(1)	1,164,820	(2)	—	39,950,007	(3)
Carrie Anderson	386,250			41,417		—	769,423
Glenn G. Coleman	558,652			89,307		—	1,239,713
Robert T. Davis Jr.	233,525			23,718		—	443,669
________________
(b)We maintain a non-qualified deferred compensation plan (NQDC) to provide additional retirement benefits for all employees who meet the IRS annual compensation limit of IRC Section 401(a)(17). Employees may defer up to

75% of base salary and up to 100% of performance based cash bonus on a pre-tax basis. Values shown represent base salary and annual cash bonus amounts that the named executive officers elected to defer in 2021. These amounts represent compensation earned by the named executive officers in 2021 and are also reported in Salary for contributions from base salary and in Non-Equity Incentive Plan Compensation for contributions from annual cash bonus in the Summary Compensation Table above.
(d)Amounts represent earnings on the executive’s NQDC balances for the fiscal year. The NQDC provides for investment options generally aligned to those provided in our 401(k) Savings Plan. Deferrals are credited with gains or losses based on the performance of the investment options selected by the employee.
Investment elections may not be revoked, changed, or modified except as permitted under the NQDC, and subject to applicable law. No actual investments will be held in the employee’s accounts and employees will at all times remain unsecured creditors of the Company with respect to their account balances.
(e)Employees may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death.
(f)The amounts reflect the aggregate amounts that were reported as compensation in the appropriate columns of the Summary Compensation Table of this proxy statement and previous proxy statements to the extent that the executive was a NEO for the applicable year: $34,375,508 for Mr. Arduini, $341,756 for Ms. Anderson, $591,754 for Mr. Coleman, and $186,426 for Mr. Davis. Mr. McBreen did not elect to defer compensation included in the Summary Compensation Table as such he is not listed in the table above.
(1)This represents the market value of: (i) 6,203 shares of common stock underlying restricted stock units from an initial grant in March 2018 of 19,385 units (of which 774 shares were withheld to pay taxes relative to the entire grant), of which the third installment vested fully on the third anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (ii) 6,525 shares of common stock underlying restricted stock units from an initial grant in March 2019 of 20,390 units (of which 544 shares were withheld to pay taxes relative to the entire grant), of which the second installment fully vested on the second anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (iii) 8,851 shares of common stock underlying restricted stock units from an initial grant in March 2020 of 27.657 units (of which 368 shares were withheld to pay taxes relative to the entire grant), of which the first installment fully vested on the first anniversary of the grant date, based on the $68.10 closing price of our common stock on the vesting date, (iv) 6,524 shares of common stock underlying restricted stock units from an initial grant in March 2019 of 20,390 units (of which 816 shares were withheld to pay taxes relative to the entire grant), of which the second installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date, (v) 17,702 shares of common stock underlying restricted stock units from an initial grant in March 2020 of 27.657 units (of which 736 shares were withheld to pay taxes relative to the entire grant), of which the second and third installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date, (vi) 21,148 shares of common stock underlying restricted stock units from an initial grant in March 2021 of 22,027 units (of which 879 shares were withheld to pay taxes relative to the entire grant), of which the first, second and third installment fully vested on the termination date of December 10, 2021 based on the $64.78 closing price of our common stock on the vesting date.
(2)This includes the gain in the value of 593,193 shares of common stock underlying restricted stock units and deferred performance stock units through December 31, 2021.
(3)This includes the year-end value of the 593,193 shares of common stock underlying restricted stock units and deferred performance stock units through December 31, 2021. All of these shares are deliverable within 30 days following the first business day that occurs immediately following the six-month period after the date of Mr. Arduini’s separation from service from the Company. The aggregate balance included is based on the $66.99 closing price of our common stock on December 31, 2021.
Potential Payments Upon Termination or Change in Control
The following agreements provide for certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control: (i) the De Witte Agreement, and (ii) the Change in Control Severance Agreements, effective January 1, 2021, between the Company and each of Carrie Anderson, Glenn Coleman, Robert Davis, Jr. and Michael McBreen (the De Witte Agreement and the Change in Control Severance Agreements are collectively referred to in this section as the “Agreements”). This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer’s termination of employment with the Company occurred on December 31, 2021. On December 31, 2021, the Company’s common stock had a closing sale price on the NASDAQ Global Select Market of $66.99. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time. Unless specified otherwise, the information in this section is based upon the terms of the Agreements.
Retirement Benefits for Mr. Arduini
The Company was party to an employment agreement with Mr. Arduini during 2021. In connection with his retirement on December 10, 2021, Mr. Arduini’s employment with the Company terminated. He did not receive severance benefits upon his retirement. Mr. Arduini’s outstanding equity accelerated as described in more detail under “—Retirement Compensation for Mr. Arduini” above (and was valued at $3,061,568), and the Compensation Committee determined that he would remain eligible to receive an annual bonus for 2021 (in an amount equal to $1,621,200) even though he would not be employed by the Company on the date on which bonuses would be paid in 2022.
Payments upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Context of a Change in Control
The De Witte Agreement provides for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Mr. De Witte for “Good Reason” (each as defined in the De Witte Agreement) before a change in control of the Company: (i) a cash severance payment equal to 2.0 times his then-current annual base salary payable over the two-year period following such termination in accordance with the Company's customary payroll practices; (ii) a monthly cash payment equal to Mr. De Witte's monthly COBRA premium cost for family health coverage for up to 18 months following such termination; and (iii) full accelerated vesting of the initial equity award.
None of the unvested equity awards held by Ms. Anderson, Messrs. Coleman, Davis, or McBreen will vest upon such termination.
Payments upon Termination for Cause or by Executive without Good Reason
The Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.
Payments Upon Death
Only the De Witte Agreement provides severance payments and benefits upon death. If Mr. De Witte dies during the term of his employment, then the Company will pay to his estate a lump sum payment equal to one times his annual base salary. In addition, the Company will pay his eligible beneficiaries the monthly premium for COBRA family health coverage under the Company’s group health plan for a period of one year from the date of his death.
All of Mr. De Witte’s unvested equity awards will vest in the event of death other than his outstanding performance grants, which will remain outstanding and subject to the achievement of the respective performance goals. All of Ms. Anderson’s, Messrs. Coleman’s, Davis’, and McBreen’s unvested equity awards will vest in the event of death other than their respective outstanding performance stock grants, which would remain outstanding and subject to the achievement of the respective performance goals.
Payments Upon Disability
None of the Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as they would in the event of death as stated above.
Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.
Payments in Connection with a Change in Control
The Agreements provide each of the applicable named executive officers with severance payments and benefits upon termination of their employment in connection with or following a change in control.
The De Witte Agreement provides that, if, within 24 months following a change in control, Mr. De Witte’s employment with the Company is terminated by the Company other than for cause, death, or disability, or by Mr. De Witte for good reason within twenty-four months following a change in control, then the Company will pay (i) a the lump sum cash payment equal to 2.99 times the sum of Mr. De Witte’s annual base salary and target bonus; (ii) monthly cash payments equal to Mr. De Witte’s monthly COBRA premium cost for up to 18 months following termination; (iii) a lump sum cash payment equal to the pro-rata portion of his annual bonus for the year of termination, determined based on actual performance; and, (iv) full accelerated vesting of outstanding equity awards and, to the extent any outstanding equity award is a stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the option’s expiration date.
The Change in Control Severance Agreements for Ms. Anderson, Messrs. Coleman, Davis, and McBreen provide that, if any applicable named executive officer’s employment with the Company is terminated by the Company without cause or by such named executive officer for good reason within twenty-four months following a change in control, then so long as such change of control occurs on or before December 31, 2021, the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times the sum of the named executive officer’s base salary and target cash bonus (or 2 times in the case of Ms. Anderson and Mr. Coleman), (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.
The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted since January 1, 2013 for all of the named executive officers, if a change in control occurs and the named executive officers incurs a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to the De Witte Agreement) following the date of such change in control. For performance stock unit award agreements granted to NEOs, any outstanding shares shall vest if such NEO incurs (i) a qualifying termination or (ii) a termination due to death or disability, in either case, on or following a change of control and prior to or on the last day of the performance period. The NEOs will receive payment of common stock underlying such grants of restricted stock, stock options, and performance stock units in such event. In addition, Mr. De Witte will receive deferred payment of common stock underlying such grants of restricted stock units on the date that represents six months after the date of his termination of employment.
Under the Agreements, subject to the exceptions and further details set forth therein, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board of Directors cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board of Directors; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.
Under the Change in Control Severance Agreements as well as the equity award agreements for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason.
Restrictive Covenants and Other Conditions
For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the applicable named executive officers, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such named executive officers generally may not compete against the Company or solicit employees and customers of the Company.

Summary of Potential Payments
The following table summarizes the payments that would be made by the Company to our NEOs (other than Mr. Arduini, whose employment terminated upon his retirement in December 2021 and whose benefits are described above under “—Retirement Benefits for Mr. Arduini.”) upon the events discussed above, assuming their termination of employment with the Company occurred on December 31, 2021 or a change in control of the Company occurred on December 31, 2021, as applicable.

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Death	Disability	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)
Jan De Witte (4)
Cash Severance	$1,700,000	$850,000	$—	$5,481,534
Continued Health & Other Benefits(1)	$33,290	$21,603	$—	$33,290
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$—	$—	$—
Fees/Interest(3)	$4,251	$1,439	$—	$8,996
Total	$1,737,541	$873,042	$—	$5,523,820
Carrie Anderson
Cash Severance	$—	$—	$—	$2,152,500
Continued Health & Other Benefits(1)	$—	$—	$—	$19,497
Acceleration of Stock Options	$—	$509,406	$509,406	$509,406
Acceleration of Other Grants	$—	$1,280,179	$1,280,179	$2,205,981
Fees/Interest	$—	$—	$—	$—
Total	$—	$1,789,585	$1,789,585	$4,887,384
Glenn G. Coleman
Cash Severance	$—	$—	$—	$2,719,200
Continued Health & Other Benefits(1)	$—	$—	$—	$33,762
Acceleration of Stock Options	$—	$852,219	$852,219	$852,219
Acceleration of Other Grants	$—	$1,861,049	$1,861,049	$3,203,596
Fees/Interest	$—	$—	$—	$—
Total	$—	$2,713,268	$2,713,268	$6,808,777
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$1,472,052
Continued Health & Other Benefits(1)	$—	$—	$—	$18,977
Acceleration of Stock Options	$—	$361,856	$361,856	$361,856
Acceleration of Other Grants	$—	$400,868	$400,868	$1,017,042
Fees/Interest	$—	$—	$—	$—
Total	$—	$762,724	$762,724	$2,869,927
Michael J. McBreen
Cash Severance	$—	$—	$—	$1,390,500
Continued Health & Other Benefits(1)	$—	$—	$—	$928
Acceleration of Stock Options	$—	$213,134	$213,134	$213,134
Acceleration of Other Grants	$—	$611,217	$611,217	$1,134,610
Fees/Interest	$—	$—	$—	$—
Total	$—	$824,351	$824,351	$2,739,172
________________
(1)The Company will pay Mr. De Witte the monthly premium cost of COBRA family health coverage for up to 18 months following Mr. De Witte’s termination date. The Company will pay Ms. Anderson, Messrs. Coleman, Davis, and McBreen the difference between the monthly premium cost of COBRA health insurance and such executives’

personal monthly health insurance contributions that were in effect prior to such executives’ termination for up to 18 months following such executives’ termination date.
(2)For information on vested and deferred restricted stock units, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table. Mr. De Witte did not have deferred RSUs at December 31, 2021.
(3)For Mr. De Witte, the amount shown represents the interest on his severance payment (cash severance plus premium cost for health benefits) if it is required to be delayed for six months because of the application of section 409A of the Code, with such interest applied at the rate of .33% compounded monthly.
(4)Mr. De Witte did not have unvested equity awards at December 31, 2021.
CEO Pay Ratio Disclosure
As is permitted under the SEC rules, we identified a new estimated median employee because we reasonably believe the Extremity Orthopedics divestiture and ACell acquisition would result in a significant change in our pay ratio disclosure for 2021.
Our approach in determining the median employee remains consistent with prior years. We chose our Determination Date using our employee population as of October 1, 2021. We chose to use as our Consistently Applied Compensation Measure full year actual 2021 base pay earnings, bonus, commission and overtime. We annualized pay for those who were hired in 2021. We excluded all employees in Mexico (8 employees) and all employees in Ireland (153 employees) because they account for 5% or less of Integra’s total U.S. and non-U.S. employee population. By excluding these employees, we reduced the total number of our US and non-US employees considered in determining the median employee from 3,754 to 3,593. We selected the median employee from this population and determined that person’s Summary Compensation table total compensation was $81,129. In a CEO transition year, the SEC rules provide two options in calculating the CEO pay ratio: combining the two CEOs' compensation as shown in the Summary Compensation Table or use the individual serving as CEO on the date we selected to identify the median employee (our Determination Date of October 1, 2021) and annualize the compensation. As permitted by SEC rules, we selected Mr. Arduini as our CEO since he was CEO on October 1, 2021 (Determination Date). Mr. Arduini's annualized compensation is $9,896,755. The ratio of CEO pay to median worker is 122:1. It should be noted that our CEO Pay Ratio is higher than last year's CEO pay ratio (104:1) given this is a CEO transition year. Please refer to the Compensation Discussion & Analysis for the discussion on Mr. Arduini's compensation.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, our pay ratio disclosure is a reasonable estimate. In addition, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
DIRECTOR COMPENSATION
The Board of Directors believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation are an annual equity grant and an annual retainer.
Compensation. The compensation of directors during 2021 was for the compensation payable during the period beginning with the Company’s 2021 Annual Meeting of Stockholders on May 14, 2021 and ending with the Company’s 2022 Annual Meeting of Stockholders on May 13, 2022.
As compensation for their service during the period beginning with the Company’s 2021 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $205,000 (or $245,000 for the Chairman). Directors were slated to receive an annual retainer of $75,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $20,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $25,000 for the Presiding Director and (6) $75,000 for the Chairman. No additional cash fees or retainers were paid to any of the director who served as members of the CEO Search Committee.

The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board of Directors or any committee thereof.
The following table provides details of the total compensation for non-employee directors in 2021.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(1)(2) ($) (c)	Option Awards(3)(4) ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Rhonda Germany Ballintyn	—	280,045	—	—	280,045
Keith Bradley	75,000	205,008	—	—	280,008
Stuart M. Essig	150,000	250,030	—	—	400,030
Barbara B. Hill	40,000	280,045	—	—	320,045
Shaundra D. Clay*	—	284,576	—	—	284,576
Donald E. Morel, Jr.	52,500	242,527	—		295,027
Raymond G. Murphy	57,500	242,527	—	—	300,027
Christian S. Schade	52,500	242,527	—	—	295,027
________________
(1)This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.
(2)Stock awards outstanding as of December 31, 2021 for each director consisted of restricted shares of common stock, as follows: Rhonda Germany Ballintyn — 3,956; Keith Bradley — 2,896; Shaundra D. Clay — 4,020; Stuart M. Essig — 3,532; Barbara B. Hill — 3,956; Donald E. Morel, Jr. — 3,426; Raymond G. Murphy — 3,426; and Christian S. Schade — 3,426.
(3)This column, if applicable, reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of assumptions used to estimate fair value, please see Note 10, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.
(4)The aggregate number of options held by each director as of December 31, 2021 was as follows: Rhonda Germany Ballintyn— 0; Keith Bradley — 0; Shaundra D. Clay — 0; Stuart M. Essig — 0; Barbara B. Hill — 0; Donald E. Morel, Jr. — 0; Raymond G. Murphy — 0; and Christian S. Schade — 0.
________________
*Ms. Clay was elected to the Board of Directors on April 1, 2021. The amounts above includes the payment to Ms. Clay of the 2020 annual retainer, which retainer is described in the Company's definitive proxy statement filed with the SEC on April 9, 2021, pro-rated based on her election as of April 1, 2021.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted–Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	2,337,043	(2)	45.11	(3)	5,487,676	(4)
Total	2,337,043		45.11		5,487,676
________________
(1)Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.
(2)Consists of (a) 72,053 shares of common stock underlying unvested Restricted Stock Units, (b) There is no common stock underlying outstanding unvested contract stock, (c) 367,081 shares of common stock underlying outstanding unvested options, (d) 446,600 shares underlying unvested Performance Stock Units, (e) 42,364 shares underlying vested and deferred Performance Stock Units, (f) 550,829 shares underlying vested and deferred contract stock and

(g) 858,116 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a) 72,053 shares of common stock underlying Restricted Stock Units, (b) 446,600 shares of common stock underlying outstanding Performance Stock Units, (c) 42,364 shares underlying vested and deferred Performance Stock Units, (d) 550,829 shares of common stock underlying contract stock and (e) 1,255,197 shares of common stock underlying outstanding options. Performance Stock Units granted in March 2019 and March 2020 which are vesting in March 2022 are calculated at 150% of target. Performance Stock Units granted in March 2021 which are vesting in March 2022 are calculated at 200% of target.
(3)Excluding the Restricted Stock Units, Performance Stock Units and contract stock, the weighted average exercise price is $45.11.
(4)Consists of 1,985,154 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and, 3,502,522 shares which remain available for issuance under the 2000, 2001 and 2003 Equity Incentive Plans, including 3,501,728shares under the 2003 Plan.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Germany Ballintyn and Dr. Bradley and Dr. Morel are the current members of the Compensation Committee. Lloyd Howell served on the Compensation Committee prior to his resignation as a director on February 26, 2021 and Ms. Hill served on the Compensation Committee prior to the appointment of Dr. Bradley to the Compensation Committee following the conclusion of the 2021 Annual Meeting. None of our Compensation Committee members currently serves, nor did they ever serve, as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to Securities and Exchange Commission regulations. No executive officer of the Company served as a member of a Compensation Committee or a director of another entity under circumstances requiring disclosure under Securities and Exchange Commission regulations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:
(a)any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
(b)any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)any immediate family member of any of the foregoing persons; and
(d)any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the Securities and Exchange Commission, the proposed transaction shall be submitted to the Audit Committee for consideration.
The Audit Committee will consider all of the relevant facts and circumstances available to the Committee, including (if applicable) but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his immediate family members is the Related Person. The Audit Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.
The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).
Related Person Transactions
The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries is the corporate general partner of Tru St. Partnership LLP, a principal stockholder of the Company. The Company paid $295,626.22 for rent of this facility for 2021.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, by virtue of any general statement in such filing incorporating this Proxy Statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.
The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to a Charter that the Board amended and restated on July 15, 2021, a copy of which is available on the Company’s website.
As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2021. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission on February 24, 2022.

The Audit Committee of the Board of Directors

RAYMOND G. MURPHY (CHAIR)
SHAUNDRA D. CLAY
CHRISTIAN S. SCHADE

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of common stock as of February 28, 2022 by: (a) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, based upon Company records or statements filed with the Securities and Exchange Commission; (b) each of the Company’s directors and nominees for directors; (c) each of the named executive officers; and (d) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)	Total		Percent of Class(3)
Carrie L. Anderson	34,427		34,056	68,483		*
Peter J. Arduini	216,713		739,188	955,901		1.1%
Rhonda G. Ballintyn	18,746	(4)	—	18,746		*
Keith Bradley, Ph.D	52,404		—	52,404		*
Glenn G. Coleman	28,154		198,248	226,402		*
Shaundra D. Clay	4,020		—	4,020		*
Robert T. Davis, Jr.	22,151		78,771	100,922		*
Stuart M. Essig, Ph.D	1,677,238	(5)	—	1,677,238	(5)	2.0%
Barbara B. Hill	77,625		—	77,625		*
Donald E. Morel, Jr., Ph.D.	52,297		—	52,297		*
Michael McBreen	9,737		25,197	34,934		*
Raymond G. Murphy	74,130	(6)	—	74,130	(6)	*
Christian S. Schade	45,600		—	45,600		*
Jan De Witte	—		—	—
All directors, nominees for director and executive officers as a group (16 persons)	2,132,711		447,327	2,580,038		3.1%
Tru St Partnership LP and Provco Leasing Corporation 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085	8,740,930	(7)	—	8,740,930	(7)	10.3%
Wellington Management Group LLP co. Wellington Management Company LLP 280 Congress Street Boston, MA 02210	9,915,400	(8)	—	9,915,400	(8)	11.7%
Capital Research & Management Co. (Global Investors) 333 South Hope Street Los Angeles, CA 90071	8,219,133	(9)	—	8,219,133	(9)	9.7%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	6,659,122	(10)	—	6,659,122	(10)	7.9%
Champlain Investment Partners, LLC 180 Battery Street, Suite 400 Burlington, VT 05401	5,694,837	(11)	—	5,694,837	(11)	6.7%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,759,492	(12)	—	6,759,492	(12)	8.0%
Morgan Stanley 1585 Broadway New York, NY 10036	5,361,471	(13)	—	5,361,471	(13)	6.3%
________________
*Represents beneficial ownership of less than 1%.
**Ms. Clay was appointed to the Board of Directors effective April 1, 2021.
(1)Excludes shares that may be acquired through stock option exercises, restricted stock units or performance stock.
(2)Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of February 28, 2021 upon (i) the exercise of an option or other convertible security as well as (ii) the vesting of performance stock are treated as outstanding for purposes of determining beneficial ownership and the percentage beneficially owned by such individual.
(3)As of February 28, 2022, we had 83,243,825 shares of common stock outstanding.
(4)Includes 1,584 shares held by Ms. Germany Ballintyn’s spouse.
(5)Includes 375,617 shares held in a GRAT II and 400,000 shares held in GRAT III.
(6)Includes 28,761 shares held by Mr. Murphy’s spouse in a revocable trust of which his spouse is trustee. Mr. Murphy disclaims beneficial ownership of these shares.
(7)As of December 31, 2021, Tru St Partnership LP (“Tru St”) may be deemed the beneficial owner of 8,740,930 shares of common stock. Provco Leasing Corporation (“Provco Leasing”) is the corporate general partner of Tru St. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Tru St with the Securities and Exchange Commission on February 14, 2022.
(8)Wellington Management Group LLP may be deemed the beneficial owner of 9,915,400 shares of common stock, consisting of shared voting power with respect to 8,755,175 of these shares and shared dispositive power with respect to the total 9,915,400 shares of common stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Wellington Management Group LLP with the Securities and Exchange Commission on February 04, 2022.
(9)Capital Research & Management Co. (Global Investors) has sole voting power of 8,209,107 shares of the total 8,219,133 shares of common stock of which Global Investors may be deemed the beneficial owner. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Capital Research Global Investors. with the Securities and Exchange Commission on February 11, 2022.
(10)The Vanguard Group may be deemed the beneficial owner of 6,659,122 shares of common stock, consisting of shared voting power with respect to 34,066 of these shares and shared dispositive power with respect to 98,127 of these shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by The Vanguard Group with the Securities and Exchange Commission on February 10, 2022.
(11)Champlain Investment Partners, LLC has sole voting power of 4,896,088 shares of the total 5,694,847 shares beneficially owned. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Champlain Investment Partners, LLC with the Securities and Exchange Commission on February 11, 2022.
(12)BlackRock, Inc. has sole voting power of 6,545,995 shares of the total 6,759,492 shares of common stock of which BlackRock, Inc. may be deemed the beneficial owner. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on February 1, 2022.
(13)Morgan Stanley has sole voting power of 5,346,243 shares of the total 5,361,471 shares of common stock of which Morgan Stanley may be deemed to beneficially owned. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Morgan Stanley with the Securities and Exchange Commission on February 11, 2022

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.
Based solely upon a review of SEC filings, all Reporting Persons complied with these reporting requirements during 2021, except that, due to administrative oversight, each of (i) a Form 3 disclosing Ms. Clay's initial beneficial ownership of company securities and (ii) two Forms 4 for Trust Partnership each to report the contribution of common stock to an exchange fund, were not filed on a timely basis.
STOCKHOLDER PROPOSALS
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and form of proxy for the 2023 Annual Meeting of Stockholders is December 9, 2022. Such proposals must be sent to: Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Offer and Secretary. The date after which notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange Act is considered untimely is December 9, 2022. If notice of a stockholder proposal submitted outside of the processes of Rule 14a-8 of the Exchange is received by the Company after December 9, 2022, then the Company’s proxy for the 2023 Annual Meeting of Stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for such annual meeting of stockholders.
Our Bylaws require, among other things, that a stockholder may present a proposal at the 2023 Annual Meeting that is not included in the proxy statement if proper written notice is received by our Executive Vice President, Chief Legal Officer and Secretary at our principal executive offices between January 13, 2023 and the close of business on February 13, 2023. The proposal must contain the specific information required by our Bylaws. You may obtain a copy of the Bylaws by writing to our Executive Vice President, Chief Legal Officer and Secretary.

OTHER MATTERS
A copy of the Company’s 2021 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, Finance and Nominating and Corporate Governance Committees are accessible via our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” We intend to post any amendment or waiver to our Code of Conduct on our website within the time period required by the SEC.
The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2021 as filed with the Securities and Exchange Commission on February 24, 2022. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this Proxy Statement.

By order of the Board of Directors,

/s/ ERIC SCHWARTZ
Eric Schwartz
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 08, 2022

APPENDIX A
Reconciliations of Non-GAAP Financial Measures
The presentation of adjusted EBITDA and organic revenue in this Proxy Statement are critical for evaluating and understanding our executive compensation plans.
Reconciliations of GAAP Net Income to EBITDA and Adjusted EBITDA

	Years Ended December 31,
($ in millions)	2021	2020
GAAP net income	$169.1	$133.9
Non-GAAP adjustments
Depreciation Expense	39.2	41.1
Intangible asset amortization expense	83.4	74.5
Other (income) expense, net	(13.7)	(4.4)
Interest (income) expense, net	43.7	40.7
Income tax (benefit) expense	45.6	(40.4)
Subtotal of non-GAAP adjustments	$198.1	$111.5
EBITDA	$367.2	$245.4
Structural optimization charges	20.4	15.4
Divestiture, acquisition and integration-related charges	(11.7)	32.9
Discontinued product line charges	0.4	6.3
Impairment charges		—
EU Medical Device Regulation charges	24.4	9.4
Litigation charges		—
COVID-19 related charges		3.5
Convertible debt non-cash interest		15.4
Expenses related to debt refinancing		6.2
Total of Non-GAAP adjustments	$231.6	$200.6
Adjusted EBITDA	$400.7	$334.5
Reconciliations of GAAP Total Revenue to Organic Revenue EBITDA

	Years Ended December 31,
($ in thousands)	2021		2020
GAAP Total Reported Revenues	$1,542,448		$1,371,868
Non-GAAP adjustments
Impact of changes in currency exchange rates	$9,805		$—
Less contribution of revenues from acquisitions	$65,438	(1)	$—
Less contribution of revenues from divested products	$1,043		$78,860
Less contribution of revenues from discontinued products	$11,759		$19,733
Subtotal of non-GAAP adjustments	$88,045		$98,593
Total Organic Revenues (2)	$1,454,403		$1,273,275
(1)Includes revenues from ACell.
(2)Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Printed with Inks containing Soy and/or Vegetable oils

INTEGRA

SCAN TO
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VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IART2022**

You may participate in the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL THE NOMINEES LISTED:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Jan D. De Witte	☐	☐	☐
1b. Keith Bradley	☐	☐	☐
1c. Shaundra D. Clay	☐	☐	☐
1d. Stuart M. Essig	☐	☐	☐
1e. Barbara B. Hill	☐	☐	☐
1f. Donald E. Morel, Jr.	☐	☐	☐
1g. Raymond G. Murphy	☐	☐	☐
1h. Christian S. Schade	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" PROPOSALS 2 AND 3.

NOTE: In their discretion, the Proxies are authorized to the extent permitted by the rules of the Securities and Exchange Commission to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000558965_1 R1.0.0.24

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 13, 2022

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The notice of meeting, proxy statement, proxy card,
and annual report are available at http://investor.integralife.com/financials.cfm

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PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

PROXY - Annual Meeting of Stockholders - Friday, May 13, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jan D. De Witte and Carrie L. Anderson as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Integra LifeSciences Holdings Corporation held of record by the undersigned on March 31, 2022 at the Annual Meeting of Stockholders to be held on Friday, May 13, 2022, at www.virtualshareholdermeeting.com/IART2022 and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE ON THIS PROXY WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 2 AND 3; FOR ALL NOMINEES LISTED FOR ELECTION OF DIRECTORS UNDER PROPOSAL 1; AND IN ACCORDANCE WITH THE PROXIES' JUDGMENT UPON OTHER MATTERS PROPERLY COMING BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

0000558965_2 R1.0.0.24

Continued and to be signed on reverse side